                                                                   EXHIBIT 99.10

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                 FORM 10-KSB/A

                                AMENDMENT NO. 3

/X/  ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF
    1934.

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001

                                       OR

/ /  TRANSITION REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934.

FOR THE TRANSITION PERIOD FROM ________________ TO ________________.

                        COMMISSION FILE NUMBER: 0-288-42
                           --------------------------

                                 PLANETCAD INC.
                 (Name of Small Business Issuer in Its Charter)

                   DELAWARE                                        84-1035353
        (State or Other Jurisdiction of                         (I.R.S. Employer
        Incorporation or Organization)                         Identification No.)

2520 55TH STREET, SUITE 200, BOULDER, COLORADO                        80301
   (Address of Principal Executive Offices)                        (Zip Code)

                                         (303) 209-9100
                        (Issuer's Telephone Number, Including Area Code)

                  Securities registered pursuant to Section 12(b) of the Act:

              TITLE OF EACH CLASS                   NAME OF EACH EXCHANGE ON WHICH REGISTERED
         Common Stock, $.01 Par Value                        American Stock Exchange
 Series A Junior Participating Preferred Stock               American Stock Exchange
                Purchase Rights

                Securities registered pursuant to Section 12(g) of the Act: NONE

    Check whether the issuer: (1) filed all reports required to be filed by
Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes /X/ No / /

    Check if no disclosure of delinquent filers in response to Item 405 of Regulation S-B is contained in this form, and no disclosure will be contained, to be the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. / /

    The issuer's revenue for its most recently completed fiscal year was $1,801,000.

    The aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the closing sales price per share as reported on the American Stock Exchange on March 14, 2002 was $1,587,000.*

    The number of shares of common stock outstanding on July 31, 2002 was 12,462,858.

    Transitional Small Business Disclosure Format. Yes / / No /X/

                      DOCUMENTS INCORPORATED BY REFERENCE

    No documents are incorporated by reference into this Annual Report on Form 10-KSB.

--------------------------

* Excludes 4,508,520 shares of common stock based upon the assumption that directors, executive officers and stockholders whose beneficial ownership exceeds five percent of the shares outstanding are affiliates. This assumption should not be construed to indicate that any such person possesses the power, direct or indirect, to direct or cause the direction of the management or policies of the issuer, or that such person is controlled by or under common control with the issuer.

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                                 PLANETCAD INC.
                          ANNUAL REPORT ON FORM 10-KSB
                               TABLE OF CONTENTS

                                                                           PAGE
                                                                         --------
                                     PART I

Item    1  Description of Business.....................................      1
Item    2  Description of Property.....................................     11
Item    3  Legal Proceedings...........................................     12
Item    4  Submission of Matters to a Vote of Security Holders.........     12

                                     PART II

Item    5  Market for Common Equity and Related Stockholder Matters....     12
Item    6  Management's Discussion and Analysis of Financial Condition
             and Results of Operations.................................     12
Item    7  Financial Statements........................................     22
Item    8  Changes in and Disagreements with Accountants on Accounting and Financial Disclosures.................................

                                    PART III

Item    9  Directors, Executive Officers, Promoters and Control
             Persons; Compliance with Section 16(a) of the Exchange
             Act.......................................................     39
Item   10  Executive Compensation......................................     41
Item   11  Security Ownership of Certain Beneficial Owners and
             Management and Related Stockholder Matters................     44
Item   12  Certain Relationships and Related Transactions..............     46
Item   13  Exhibits, List and Reports on Form 8-K......................     50

           Signatures..................................................     54

    PlanetCAD Inc. and the names of all other products and services of PlanetCAD used herein are trademarks or registered trademarks of PlanetCAD Inc. All other product and service names used are trademarks or registered trademarks of their respective owners.

    THIS ANNUAL REPORT ON FORM 10-KSB CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 AND
SECTION 27A OF THE SECURITIES ACT OF 1933) THAT HAVE BEEN MADE PURSUANT TO THE PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT EXPECTATIONS, ESTIMATES, AND PROJECTIONS ABOUT OUR INDUSTRY, MANAGEMENT BELIEFS, AND CERTAIN ASSUMPTIONS MADE BY OUR MANAGEMENT. WORDS SUCH AS "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," "SEEKS," "ESTIMATES," VARIATIONS OF SUCH WORDS, AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES, AND ASSUMPTIONS THAT ARE DIFFICULT TO PREDICT; THEREFORE, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN ANY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, THOSE SET FORTH HEREIN UNDER "FACTORS AFFECTING OUR BUSINESS, OPERATING RESULTS, FINANCIAL CONDITION AND COMMON STOCK" ON PAGES 7 THROUGH 11. UNLESS REQUIRED BY LAW, WE UNDERTAKE NO OBLIGATION TO UPDATE PUBLICLY ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE. HOWEVER, YOU SHOULD CAREFULLY REVIEW THE RISK FACTORS SET FORTH IN OTHER REPORTS AND DOCUMENTS THAT WE FILE FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION, PARTICULARLY THE QUARTERLY REPORTS ON
FORM 10-QSB AND ANY CURRENT REPORTS ON FORM 8-K.

                                     PART I

ITEM 1.  DESCRIPTION OF BUSINESS

GENERAL

    PlanetCAD Inc. was incorporated in Delaware on July 7, 1986. We develop, market and support cycle time reduction software solutions that integrate engineering processes and data for the manufacturing supply chain. We operate predominantly in the manufacturing industry with special focus on the computer-aided design (CAD), manufacturing (CAM) and engineering (CAE) markets.

    In July 2000, we acquired certain assets and liabilities of Prescient Technologies, Inc. and with it major manufacturing customers in the automotive, aerospace, electronics and other discrete manufacturing markets worldwide. The Prescient product line, PrescientQA-TM-, is an integrated suite of engineering quality tools that allows users, managers and key executives to quantitatively assess and improve the quality of their product models.

    In November 2000, we sold our component software division to a subsidiary of Dassault Systemes Corp. in a cash transaction for approximately $25 million, subject to certain adjustments contemplated by the purchase agreement, and changed our name from "Spatial Technology Inc." to "PlanetCAD Inc." The sale of our component software division enabled us to focus our efforts entirely on our PlanetCAD division, which at the time was primarily an Internet-based services platform, with the goal of addressing problems that affect data quality and interoperability in manufacturing. In the first quarter of 2001, however, we made a strategic decision, for a period of time, to use our Internet-based services as marketing tools to create name recognition in our market niche and to promote our enterprise solutions software, rather than to generate revenue directly from our Internet-based services. Because we had recently sold our component software division, which had been our most widely recognized division, we emphasized increasing our presence in our targeted market. This strategy allowed us to concentrate on developing and selling our enterprise software solutions.

    In June 2001, we acquired our supply chain management software from Capstone Ventures SBIC, L.P. and AI Research Corporation for an aggregate purchase price of $200,000 cash plus warrants to purchase up to 125,000 shares of our common stock for $1.00 per share. Our supply chain solution performs background processing and enhances our other products and services that we market and sell to our customers. It also enables us to bundle, market and sell our software products and services directly to suppliers and manufacturers, which contract with original equipment manufacturers, or OEMs, for the outsourced materials and manufacturing of products developed and designed by others, including our existing OEM customers. Including supply chain manufacturers among our targeted customers significantly increases the potential market for our suite of software solutions. The software's background processing function benefits our targeted customers by reducing the manual operation and manipulation of the CAD, CAM or CAE data during the product translation process from the end-user's or the OEM's native CAD, CAM or CAE software application into a format that can be easily and readily used by our customers. The software also facilitates the rapid communication, tracking and quality checking of that data to and from authorized parties. The automated process enables our customer to view and manipulate accurate data received electronically from the end-user or OEM and simultaneously receive other project information and instructions. This allows our customer, the supply chain manufacturer, to prepare a more accurate cost and timeline proposal for the manufacture of the product during the request-for-quote phase of the manufacturing process. It also helps to avoid manufacturing errors that can result from the supply chain manufacturer's inability to view uncorrupted electronic data without using the same software application used by the end-user or OEM. This cycle time reduction function, therefore, helps to speed the end-product's time to market. Additionally, supply chain manufacturers which contract with end-users or OEMs that have not installed our supply chain management software benefit from the automatic background processing such as conversion, and translation upon its receipt of the electronic data in the end-user's or OEM's native computer-aided design, manufacturing or engineering software application. We have been developing and enhancing the software since we acquired it, and we launched our first commercially available version of our supply chain management software, SCS--Envoy, in late January 2002. While we have yet to close our first sale of our recently released SCS--Envoy product, we believe that it will develop into our core product offering over time.

    Our enterprise software products are installed behind a corporate firewall to help manage transactions and interactive business processes by speeding engineering data flows between design and manufacturing engineers and their suppliers. Key features of our enterprise products include:

    - engineering data quality tools that allow engineers, managers and key executives to quantitatively assess and improve the quality of their product model data;

    - communication of product design data inside a corporate Intranet and between the end-users and OEMs and the supply chain manufacturers; and

    - a full featured viewing solution enabling a user to view, mark-up, measure and convert file formats without requiring the native applications.

    Our products include software solutions for data interoperability, data quality management, visualization and collaboration, and process automation. We focus on providing applications to enhance business practices in the following areas:

    - improve the accuracy of the design-to-manufacture process;

    - automate time consuming process such as translation, shipping and tracking of data;

    - improve new product time to market;

    - lower manufacturing costs; and

    - enable the manufacturing of higher quality products.

    We maintain our corporate headquarters in Boulder, Colorado, from which all executive, marketing, finance and administrative functions, customer service and research and development functions are executed. We have one wholly owned subsidiary, PlanetCAD Limited (United Kingdom), which assists in sales and licensing of our products internationally.

PRODUCTS AND TECHNOLOGY

    GENERAL

    We provide software tools and applications that enhance the value of engineering data in the manufacturing design and procurement supply chain by enabling cycle time reduction. During the traditional manufacturing process, if the supply chain manufacturer receives a product's specifications and design electronically, important data may be lost if the supply chain manufacturer does not use the same software application used by the data originator. In that event, a sample manufactured product is provided to the end-user or OEM for approval or modification. If the sample does not meet the end-user's or OEM's specifications, it must be modified by the supply chain manufacturer and sent again for approval or modification. This process is often repeated several times and is costly. "Cycle time" is a term used to describe the cycle of trial-and-error iterations it takes for the supply chain manufacturer to produce an end product satisfactory to the end-user or OEM. Our cycle time reduction solutions enhance engineering processes and reduce product time-to-market by addressing product data quality, communication and downstream data interoperability. This includes, but is not limited to, computer-aided design, data translation and data movement and data tracking that enables communication of engineering data with varying formats and precision, and data quality assurance tools that improve design quality and reduce or even eliminate iterations from electronic design to the finished product meeting the electronic design standards.

    Our technology and products are based on JAVA, which is a cross-platform, highly-scalable and internet-enabled development software programming platform. Our JAVA-based technology and products enable efficient engineering information exchange and integration for professional manufacturing and design engineers worldwide. Engineers and managers can benefit from lower costs of production and accelerated introduction of products to market.

    Our enterprise software products include PrescientQA, IntraVision and our new SCS--Envoy supply chain solution software. In addition, we offer professional services that help implement a transparent integration of cycle time reduction solutions with existing manufacturing systems in corporate product design and production processes.

    PRESCIENTQA

    Our PrescientQA product line is an integrated suite of engineering quality tools that provides quality software solutions for manufacturers in the aerospace, automotive, electronics and other discrete manufacturing industries. These enterprise-based products detect, assess, correct and prevent product development problems caused by inaccurate, incomplete or inconsistent design modeling practices. The core components of the PrescientQA suite include:

-          DriveQA-TM-:    DriveQA is a management tool that acquires, summarizes,
                           analyzes, reports and depicts engineering quality metrics to determine the effectiveness of an engineering organization's design process. It provides the critical quality measurement data that a company can use to improve the product
                           development process, and to institute training, standards
                           reviews or other corrective measures to solve costly and
                           time-consuming quality errors.

-          DesignQA-Registered DesignQA detects, assesses, corrects and prevents product
           Trademark-:     development problems caused by inaccurate, incomplete or
                           inconsistent design modeling practices.

-          Geometry-QA-TM-: Geometry-QA reduces the number of iterations from electronic design to the finished product meeting the electronic design standards required to bring new products to market by
                           identifying and eliminating geometric problems that hinder data exchange with suppliers and internal customers and
                           impact the manufacturability of the end product.

-          Certify-QA-TM-: Certify-QA is a tool that analyzes computer-aided design data within the product data management (PDM) system to
                           report substandard models and prevents poor models from
                           being submitted to the system.

-          Audit-QA-TM-:   Audit-QA is the initial consultation service to help
                           companies identify quality problems affecting the
                           organization and establish an economic return-on-investment and implementation plan for deploying quality tools in the engineering process.

    Our PrescientQA suite provides quality solutions that work in many different design environments and interacts with and obtains design information from leading engineering design systems. To help ensure that our PrescientQA software products contain the best quality programming code and to help ensure that we provide the best quality support for these design systems, we seek to maintain close and high-level relationships with each of these developers.

    INTRAVISION-REGISTERED TRADEMARK-

    Our IntraVision product provides users with a single tool to access various forms of product data (legacy information, plot files, documents and computer-aided design models) produced from a variety of different applications, enabling them to share, communicate and review data used in the creation, support and maintenance of manufactured products. IntraVision preserves the intelligence found in the native computer-aided design, manufacturing and engineering files. Supporting over 300 file formats, IntraVision provides users the ability to view, measure, mark-up and manipulate the accurate data of original designs and concurrent engineering processes without the native applications. IntraVision supports all major computer-aided design formats, including ACIS-Registered Trademark-, SAT-Registered Trademark-, AutoCAD, CATIA-Registered Trademark-, IGES, Pro/ENGINEER-Registered Trademark- (Pro/E), STEP, STL, VDA-FS and VRML. IntraVision's robust direct format support preserves the intelligence of native computer-aided design, manufacturing and engineering files, enabling the user to work with accurate, original design data and concurrent engineering processes. In this way, IntraVision preserves high-quality data for down-stream systems, suppliers and business partners, without the errors that typically come with conversion to a proprietary format.

    SCS--ENVOY SOLUTION

    Our SCS--Envoy supply chain solution software provides users with a tool that automatically converts, translates, packages and communicates business information and engineering data from the end-user or OEM to their supply chain. This automatic processing, packaging and communication enables the supply chain manufacturer to view, quality check and manipulate accurate data received electronically from the end-user or OEM. Additionally, manufacturers with access to our supply chain solution can send, receive and collaborate with anyone in the supply chain instantly, with accurate real-time information, anywhere in the world. We first released our SCS--Envoy product in late January, and as of July 31, 2002, had not made any sales.

DEVELOPMENT CONSULTING SERVICES

    We also provide consulting services to our customers to help them understand, integrate and use our products in their current supply chain processes. We can customize our products to address their unique requirements and business needs. We believe that providing our customers with this high level of service will help retain and attract new business and differentiate us from our competitors.

CUSTOMERS

    Our existing customers are typically from the automotive, aerospace, electronics and other discrete manufacturing markets worldwide and they use our cycle time reduction solutions to access, exchange and share product data throughout their engineering and manufacturing processes to reduce their costs of innovation and product development. Many customers are Fortune 1000 manufacturers that manage the production process through a wide network of suppliers needing access to engineering data rapidly and without manual intervention. Our current customers, which are also targeted customers with respect to our recently released SCS--Envoy product, include Lockheed Martin, Black & Decker, Freightliner Trucks and Boeing Helicopter. While one customer accounted for 13% of our sales for 2000, we are not dependent on any one major customer and no customer accounted for more than 10% of our sales during 2001.

    With the introduction in late January 2002 of SCS--Envoy, our supply chain management software, we are targeting middle market supply chain manufacturers which service our existing customers and other OEMs and which have annual revenues of approximately $200 million to $800 million. By providing the supply chain manufacturers with accurate access to product design data, they may interface directly with an OEM's procurement, design and engineering divisions to access, exchange and share product data accurately and efficiently, reducing manufacturing iterations, improving the end-product's time to market and reducing overall manufacturing costs.

RESEARCH AND PRODUCT DEVELOPMENT

    We believe that our continued growth will depend in large part on our ability to maintain and enhance our current products, develop new products and maintain technological competitiveness. We have built a development group with specialized industry-specific development techniques in advanced mathematics and C++ programming. During 2001 and 2000, our research and development expenses were $4.4 million and $6.3 million, respectively. Because of our working capital restraints, however, we expect our 2002 research and development expenditures to be significantly reduced.

    We augment our internal development capabilities through a network of development partners who have complementary programming expertise. Depending on the product involved, we may own, co-own or license the technology we market and distribute. For many products, we have exclusive rights to market and distribute the technology. We utilize development partners to reduce our research and development expenses and to obtain the expertise of skilled programmers who are not our employees.

SALES, MARKETING AND DISTRIBUTION

    We sell our software products through our direct and indirect worldwide sales organization. We maintain two offices for our direct sales force: one is located in Boulder, Colorado and the other is located in the United Kingdom. Application specialists provide support to prospective customers on product information and deployment options to compliment our direct sales force. Our pre-sales support is comprised of four employees.

    We primarily target our marketing efforts at senior executive and engineering management. In connection with SCS--Envoy, our supply chain management software product, we are primarily targeting our marketing efforts at senior executive management and engineering, procurement and manufacturing executives. Our marketing efforts are designed to generate new sales opportunities for our various products and create brand awareness. We engaged in numerous marketing activities in 2001, including online and offline advertising, direct e-mail campaigns, participation in trade shows and public relations. Because of our working capital restraints, however, we expect our 2002 marketing expenditures to be significantly reduced.

CUSTOMER SERVICE AND SUPPORT

    We believe that customer service and support is critical to the success of our products. Customer phone calls or e-mails are answered and managed by our support professionals who review customer communications with the appropriate development group and coordinate the response to the customer. Our response time varies depending upon the complexity of the question or issue at hand, but we generally respond within 24 hours.

    As part of our licensing arrangements for all products, we offer maintenance services that include technical updates and product support. To date, a majority of our customers have purchased these maintenance services, which we offer on a renewable basis for an annual fee. These services allow our customers full access to the products they have licensed, including all new releases, telephone support and other support required to effectively utilize our products.

COMPETITION

    The markets for our products are highly competitive, subject to rapid change and characterized by constant demand for new product features and pressure to accelerate the release of new products and product enhancements and to reduce prices. The principal methods of competition in the markets in which we compete include: product functionality and quality; product-related services such as customer support and implementation services; price; compliance with industry standards and requirements; the ability of the solution to generate business benefits; rapid return on investment; and financial stability. We face competition on several fronts, including both larger mechanical engineering software and supply chain management software companies and smaller start-ups. Depending on the product, our competitors include INCAT Systems, Inc., Parametric Technology Corporation, TransCAT GmbH, International TechneGroup Incorporated, Proficiency, Inc. and Manugistics Inc. A number of other large companies compete with us indirectly because they provide similar products to our customers, or potential customers, bundled with the purchase of other products. Because most of our competitors or potential competitors have significantly greater financial, managerial, technical and marketing resources than we do, our competitive position is relatively disadvantaged.

INTELLECTUAL PROPERTY

    We regard our technology as proprietary and we rely heavily on a combination of copyright, trademark and trade secret laws, employee and third party nondisclosure agreements, and other intellectual property protection methods to protect our products and technology. Currently, we do not have any patents with respect to our technology. Existing copyright laws afford only limited protection, and it may be possible for unauthorized third parties to copy our products or to reverse engineer or obtain and use information that we regard as proprietary. Because we license portions of our technology and also resell certain component extensions of third party software developers to unrelated third parties, it is difficult to monitor what those third parties do with the licensed or sold property.

    While we are not aware that any of our products infringe upon the proprietary rights of any third parties, it is possible that third parties may claim infringement by us with respect to current or future products. We expect that we could increasingly be subject to such claims as the number of products and competitors in the supply chain management, enterprise solutions and product data software markets grow and the functionality of such products overlap with other industry segments.

EMPLOYEES

    As of December 31, 2001, we had 31 full-time employees, 19 of whom were engaged in product development, quality assurance and technical support, 7 of whom were engaged in sales and marketing and 5 of whom were engaged in administration. Our employees are not subject to any collective bargaining agreements, and we believe our relations with our employees are good.

FACTORS AFFECTING OUR BUSINESS, OPERATING RESULTS, FINANCIAL CONDITION AND
  COMMON STOCK

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING PLANETCAD AND OUR BUSINESS BECAUSE SUCH FACTORS CURRENTLY HAVE A SIGNIFICANT IMPACT, OR MAY HAVE A SIGNIFICANT IMPACT, ON THE FUTURE OF OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION, AND THE MARKET FOR OUR COMMON STOCK.

    WE HAVE A HISTORY OF LOSSES AND EXPECT LOSSES TO CONTINUE FOR THE FORESEEABLE FUTURE

    As of December 31, 2001 and 2000, we recorded an accumulated deficit of $30.1 million and $18.8 million, respectively. On a stand-alone basis, our PlanetCAD division experienced operating losses in each quarterly period since its inception. We expect to continue to incur net losses for the foreseeable future because our expected operating and marketing expenses will increase as we attempt to grow our business. With increased expenses, we will need to generate significant additional revenue to achieve profitability. As a result, we may never become profitable. Even if we do achieve profitability in any period, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

    WE ARE IMPLEMENTING A NEW AND UNPROVEN BUSINESS MODEL THAT MAY NEVER BE SUCCESSFUL.

    Our business model of providing products and services to reduce cycle time for supply chain manufacturers is new and unproven and may never be successful. The success of the business plan depends on a number of factors. These factors include:

    - competition from other supply chain management software developers;

    - size of information technology budgets for the purchase of our enterprise software solutions and services;

    - confidence in our long-term strength as a service provider;

    - our ability to introduce and sell our products, specifically SCS--Envoy, to supply chain manufacturers of our existing customers;

    - our ability to differentiate our product offerings, specifically SCS--Envoy, from those of our competitors; and

    - our ability to continue to differentiate and support our PrescientQA-TM-line of products.

    OUR FAILURE TO DEVELOP NEW PRODUCTS AND ENHANCE EXISTING PRODUCTS MAY REDUCE REVENUE AND ENDANGER OUR VIABILITY.

    We will need to develop new products and enhance existing products, services and software that stimulate and satisfy customer demand. If we fail to achieve these objectives, any decline in sales of existing products, services and software will reduce revenue and may eventually jeopardize our viability.

    OUR INABILITY TO RAISE ADDITIONAL CAPITAL ON FAVORABLE TERMS OR AT ALL MAY LIMIT OUR ABILITY TO DEVELOP OUR BUSINESS, WHICH COULD RESULT IN DECLINING REVENUES AND STOCK PRICE.

    We may need to raise additional capital to fund operating losses, develop and enhance our services and products, fund expansion, respond to competitive pressures or acquire complementary products, businesses or technologies. We may not be able to raise additional financing on favorable terms, if at all. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders will be reduced and the securities issued may have rights, preferences or privileges senior to those of our common stock. If we cannot raise adequate funds on acceptable terms, our ability to fund growth, take advantage of business opportunities, develop or enhance services or products or otherwise respond to competitive pressures will be significantly limited. In that event, our business could be harmed by declining sales and revenue, our operating results and financial condition would be adversely affected and the market price for our common stock could decline.

    IF OUR SUPPLY CHAIN MANAGEMENT SOFTWARE IS NOT WIDELY ACCEPTED BY THE MARKETPLACE, OUR REVENUE AND STOCK MAY DECLINE.

    The market for SCS--Envoy, our supply chain management software, and our related services is at an early stage of development. Our success depends on a significant number of buying organizations and marketplaces implementing our products and services. The implementation of our products by these organizations is often perceived as complex, time consuming and expensive. In many cases, these organizations must change established business practices and conduct business in new ways. Our ability to attract additional customers for our products and services will depend in large part on our ability to use our existing customers as reference accounts. Unless a critical mass of buying organizations, their suppliers and marketplaces adopt our supply chain management solutions, our products and services may not achieve widespread market acceptance and our business could be materially adversely affected by declining or no revenues and declining stock price. We began marketing SCS--Envoy in late January 2002 and, as of July 31, 2002, have not made any sales.

    OUR LIMITED OPERATING HISTORY MAKES IT DIFFICULT TO ASCERTAIN OUR FUTURE PROSPECTS FOR REVENUE GROWTH AND PROFITABILITY.

    Although we have existed since July 1986, the PlanetCAD division was not introduced until June 1999 and its first PlanetCAD application service was not launched until November 1999. In November of the following year, we sold our component software division, the division around which we were founded, to a wholly-owned subsidiary of Dassault Systemes Corp. Since that time, with the acquisition in June 2001 of our supply chain management application services capabilities, we have changed the focus of our operations from providing Web-based applications services to providing cycle time reduction services and solutions for the manufacturing supply chain. The limited history and continuing evolution of our operations makes it difficult to evaluate our business and prospects. Our prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies with limited resources attempting to use technology to change long-established businesses and consumer behavior. These risks and uncertainties are discussed throughout this section.

    If we fail to address these risks and uncertainties, we may be unable to grow our business, increase our revenue or become profitable.

    OUR INABILITY TO COMPETE WITH COMPETITORS WITH SUPERIOR RESOURCES MAY CAUSE OUR REVENUES AND STOCK PRICE TO DECLINE SIGNIFICANTLY.

    The markets for our products and services are highly competitive, rapidly changing and subject to constant technological innovation. Participants in these markets face constant pressure to accelerate the release of new products, enhance existing products, introduce new product features and reduce prices. Most of our competitors or potential competitors have significantly greater financial, managerial, technical and marketing resources than we do. Accordingly, we may be unable to compete effectively in our markets and as a result, our revenues and stock price may decline significantly.

    OUR REVENUE MAY FLUCTUATE AND DECLINE BECAUSE OF THE EFFECT OF CHANGING ECONOMIC CONDITIONS ON OUR CUSTOMERS.

    Our operating results can vary significantly based upon the impact of changes in economic conditions on our customers. More specifically, the macro-economic environment of 2001 proved more uncertain than in recent prior periods. The revenue growth and profitability of our business depends on the overall demand for supply chain management software and services, particularly in the markets in which we compete. Because our sales are primarily to corporate customers whose businesses fluctuate with general economic and business conditions, a softening of demand for computer software caused by a weakening economy may result in decreased revenue and lower growth rates. Customers may defer or reconsider purchasing our products if they experience a downturn in their business or if there is a downturn in the general economy.

    OUR PRODUCTS MAY CONTAIN UNDETECTED ERRORS THAT COULD HARM OUR SALES AND REVENUE AND RESULT IN INCREASED OPERATING EXPENSES AND LIABILITIES.

    Our business depends on complex computer software, both internally developed and licensed from third parties. Complex software often contains defects, particularly when first introduced or when new versions are released. Although we conduct extensive testing, we may not discover software defects that affect our new or current products and services or enhancements until after they are deployed. If we market products and services that contain errors or that do not function properly, we may experience negative publicity, loss of or delay in market acceptance, or claims against us by customers, any of which could harm our current and future sales, or result in expenses and liabilities that could reduce our operating results and adversely affect our financial condition and market for our common stock. In the past, we have discovered software errors in some new products and enhancements after their introduction. We may find errors in current or future new products or releases after commencement of commercial use.

    IF WE ARE UNABLE TO DEVELOP AND INTRODUCE NEW AND SUCCESSFUL PRODUCTS IN A TIMELY MANNER WE WILL NOT BE ABLE TO EFFECTIVELY COMPETE IN THE MARKETPLACE AND WILL SUFFER A DECLINE IN REVENUE.

    We compete in an industry continuously faced with evolving standards and rapid technological developments. New products are introduced frequently and customer requirements change with technology developments. Delays in product development may adversely affect our ability to compete with other providers. Negative reviews of new products or product versions could also materially adversely affect market acceptance. We have experienced delays in the development of certain new products and product versions. Additionally, we use third party development partners to facilitate the development of product enhancements and extensions, which could result in delays in product development.

    OUR INABILITY TO EFFICIENTLY COMPLETE OR INTEGRATE RECENT ACQUISITIONS OR FUTURE STRATEGIC ACQUISITIONS MAY DIVERT MANAGEMENT RESOURCES AWAY FROM BUSINESS OPERATIONS AND CAUSE GREATER EXPENSES AND DECREASED REVENUES AND SALES.

    In June 2001, we completed the acquisition of our supply chain management software solutions. In the future, we may find it necessary or desirable to acquire additional complementary businesses, products or technologies. Integrating our recent product acquisition and completing any future acquisition could cause significant diversions of management time and resources. Managing acquired businesses entails numerous operational and financial risks. These risks include difficulty in assimilating acquired operations, diversion of management's attention and the potential loss of key employees or customers of acquired operations. We may not be able to effectively integrate any such acquisitions, and our failure to do so could result in significant expenses and lost revenue.

    IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, OUR ABILITY TO COMPETE WILL SUFFER.

    Our proprietary technologies are critical to our success and ability to compete. We rely on trade secret and copyright laws to protect our proprietary technologies, but our efforts may be inadequate to protect these proprietary rights. Further, effective trade secret and copyright protection may not be available in all foreign countries. The unauthorized misappropriation of our technology could have a material adverse effect on our ability to compete. In addition, if we resort to legal proceedings to enforce our proprietary rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

    WE MAY INADVERTENTLY INFRINGE ON THIRD PARTY PROPRIETARY RIGHTS, WHICH COULD RESULT IN COSTLY LITIGATION, REDUCED SALES AND REVENUE AND A DECLINE IN THE PRICE OF OUR STOCK.

    We also may be subject to claims alleging that we have infringed third party proprietary rights. Litigating such claims, whether meritorious or not, is costly. The expenditure of such costs, and the accompanying diversion of management time to such litigation, may cause a decrease in attention to sales and product development and a corresponding decrease in revenue. These claims might require us to enter into royalty or license agreements with terms unfavorable to us. If we were found to have infringed upon the proprietary rights of third parties, we could be required to pay damages, cease sales of the infringing products or redesign or discontinue such products, any of which could materially reduce our sales and revenue and cause a decline in the market price for our common stock.

    OUR CERTIFICATE OF INCORPORATION, BYLAWS AND ANTI-TAKEOVER PROTECTIONS COULD DELAY OR PREVENT AN ACQUISITION OR SALE OF US AND THUS, PREVENT OUR STOCKHOLDERS FROM RECEIVING ANY POTENTIAL BENEFIT FROM AN OFFER TO ACQUIRE US.

    Our charter and bylaws, as well as the General Corporation Law of the State of Delaware, may deter, discourage or make more difficult a change in control, even if such a change in control would benefit our stockholders. As a result, stockholders may be unable to receive any economic or other benefit contained in any proposal. In particular, our board of directors may issue preferred stock having such designations, rights and preferences as they determine; only stockholders owning not less than two-thirds of the outstanding shares may call special meetings of stockholders; advance notice is required for presentation of new business and nominations of directors at meetings of stockholders; and our bylaws may be amended only by the board of directors or by the holders of two-thirds of the outstanding our voting stock.

    In addition, under our stockholder rights plan, in general, if a person or group acquires more than 15% of the outstanding shares of our common stock, all of our other stockholders would have the right to purchase securities from us at a discount to such securities' fair market value, thus causing substantial dilution to the holdings of that acquiring person or group. The proposed merger with

Avatech Solutions, Inc. will not cause the distribution or triggering of these rights. Finally, under Delaware law, a corporation may not engage in a business combination with any holder of 15% or more of its capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction.

    THE HIGH VOLATILITY OF OUR STOCK PRICE COULD MATERIALLY AND ADVERSELY AFFECT THE PRICE OF OUR STOCK.

    The market price of our common stock has been highly volatile and is likely to continue to be volatile. Factors affecting our stock price may include:

    - fluctuations in our sales or operating results;

    - announcements of technological innovations or new software standards by us or our competitors;

    - published reports of securities analysts;

    - developments in patent or other proprietary rights;

    - changes in our relationships with development partners; and

    - general market conditions, especially regarding the general performance of comparable technology stocks.

    Many of these factors are beyond our control. These factors may materially adversely affect the market price of our common stock, regardless of our operating performance.

    BARRIERS TO DOING BUSINESS IN INTERNATIONAL MARKETS MAY ADVERSELY AFFECT OUR ABILITY TO COMPETE ABROAD AND MAY ACCORDINGLY ADVERSELY AFFECT PROFITABILITY.

    Our ability to sell our products and services in international markets will depend in part on risks inherent in doing business on an international level. Factors that may affect our international expansion efforts include: uncertainties concerning territorial rights to software; non-uniform copyright laws; export restrictions; longer payment cycles; ability to attract, maintain and effectively manage our non-U.S. reselling partners; collection problems; political and economic instability; and potentially adverse tax consequences. Our inability to compete effectively and be successful in international markets may negatively impact our revenues and our profitability.

    OUR DEPENDENCE UPON A SMALL NUMBER OF CUSTOMERS MEANS THAT THE LOSS OF ONE OR MORE OF OUR SIGNIFICANT CUSTOMERS COULD CAUSE OUR REVENUES TO DECLINE MATERIALLY.

    We strategically focuses our marketing efforts on developing long-term relationships with large and multinational companies in targeted industries. As a result, we derive approximately 40 percent of our revenues from 10 customers. The loss of one or more of our significant customers could cause our revenues to decline materially. We cannot assure you that we will not become more dependent on a few significant customers, that we will be able to retain any of our largest customers, that the volumes or profit margins of our most significant programs will not be reduced, or that we would be able to replace such customers or programs with customers or programs that generate a comparable amount of profits.

ITEM 2.  DESCRIPTION OF PROPERTY

    Our principal executive office is located at 2520 55th Street, Suite 200, Boulder, Colorado 80301, where we lease approximately 15,600 square feet of office space. Monthly base lease payments for this facility are approximately $33,100 and the lease for this facility expires September 1, 2007. Management believes that our leased property is suitable and adequate for its intended use and that the property is adequately covered by insurance.

ITEM 3.  LEGAL PROCEEDINGS

    From time to time we have been involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this filing, we are not a party to, nor are any of our properties subject to, any legal proceedings other than routine litigation incidental to our business.

ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

    None.

                                    PART II

ITEM 5.  MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    Our common stock is listed on the American Stock Exchange under the symbol "PCD". The following table indicates the high and low sales prices per share, rounded to the nearest whole cent, reported by the American Stock Exchange, for the periods indicated.

                                                                     2001                  2000
                                                              -------------------   -------------------
                                                                HIGH       LOW        HIGH       LOW
                                                              --------   --------   --------   --------
First Quarter...............................................   $1.38      $0.30      $12.00     $3.88
Second Quarter..............................................   $0.75      $0.40      $ 8.00     $3.13
Third Quarter...............................................   $0.55      $0.15      $ 4.44     $1.75
Fourth Quarter..............................................   $0.24      $0.10      $ 3.25     $0.50

    As of July 31, 2002, there were approximately 113 holders of record of our common stock.

    We have never declared or paid dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth our selected financial data. The selected financial data has been derived from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors. The component software division, sold in November 2000, has been presented as a discontinued operation in the table below, and in the accompanying consolidated financial statements. The following data should be read in conjunction with the consolidated financial statements and related notes included in Item 7 of this Annual Report on Form 10-KSB.

STATEMENT OF OPERATIONS DATA:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2001        2000
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                                 PER SHARE DATA)
Revenue:
    License fees............................................  $    522    $  1,513
    Services................................................     1,279         587
                                                              --------    --------
      Total revenue.........................................     1,801       2,100
Cost of sales:
    License fees and royalties..............................       512         818
    Services................................................       959         220
                                                              --------    --------
      Total cost of sales...................................     1,471       1,038
Gross profit................................................       330       1,062
Operating expenses:
    Sales and marketing.....................................     3,121       3,102
    Research and development................................     4,403       6,291
    General and administrative..............................     4,226       2,697
    Restructuring costs.....................................     1,023          --
    Acquired in-process research and development............        --         332
                                                              --------    --------
      Total operating expenses..............................    12,773      12,422
Interest income (expense), net..............................        72         (46)
                                                              --------    --------
Net loss from continuing operations.........................   (12,371)    (11,406)
Discontinued operations:
  Loss from discontinued operations, net of income tax of $0
    and $28, respectively...................................        --      (4,818)
  Gain on sale of discontinued operations, net of income tax
    expense of $0 and $70, respectively.....................     1,021      17,379
                                                              --------    --------
Net earnings (loss).........................................  $(11,350)   $  1,155
                                                              ========    ========
Earnings (loss) per common share:
    Basic and diluted earnings (loss) per common share:
      Continuing operations.................................  $  (0.99)   $  (1.00)
      Discontinued operations...............................      0.08        1.10
        Net earnings (loss).................................  $  (0.91)   $   0.10
Basic and diluted weighted average number of common shares
  outstanding...............................................    12,416      11,439

BALANCE SHEET DATA:

                                                              DECEMBER 31, 2001
                                                              ------------------
                                                                (IN THOUSANDS)
Cash and cash equivalents...................................        $5,411
Working capital.............................................         4,354
Total assets................................................         7,932
Long-term debt and capital lease obligations................            --
Total stockholders' equity..................................         6,057

OVERVIEW

    Except for the historical information contained herein, the following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the caption "Factors Affecting Our Business, Operating Results, Financial Condition and Common Stock" in Part I of this Annual Report on Form 10-KSB.

    Historically, our core business has been to provide three-dimensional modeling software to the computer aided design, manufacturing and architecture industries. In 1999, we supplemented our core business when we launched our PlanetCAD division operations, which has evolved since its initial launch and now provides interoperability and cycle time reduction solutions and services for the manufacturing supply chain. Key milestones for our transition to focusing exclusively on our PlanetCAD operations include:

    - ACQUISITION OF PRESCIENT TECHNOLOGY, INC. In July 2000, we acquired certain assets and liabilities of Prescient Technologies, Inc. and with it major manufacturing customers in the automotive, aerospace, electronics and other discrete manufacturing markets worldwide. Prescient's product line, PrescientQA-TM-, is an integrated suite of engineering quality tools that allow users, managers and key executives to quantitatively assess and improve the quality of their product models.

    - SALE OF COMPONENT SOFTWARE DIVISION. In November 2000, we sold our component software division to a subsidiary of Dassault Systemes Corp. and changed our name to "PlanetCAD Inc." The sale of our component software division enabled us to focus our efforts entirely on our PlanetCAD operations, which at the time was primarily an Internet-based services platform, with the goal of addressing problems that affect data quality and interoperability in manufacturing. In the first quarter of 2001, however, we made a strategic decision, for a period of time, to use our Internet-based services as marketing tools to create name recognition in our market niche and to promote our enterprise solutions software, rather than to generate revenue directly from our Internet-based services. Because we had recently sold our component software division, which had been our most widely recognized division, we emphasized increasing our presence in our targeted market. This strategy allowed us to concentrate on developing and selling our enterprise software solutions, which are software products that are installed within a corporate firewall to help manage transactions and interactive business processes by speeding engineering data flows between design and manufacturing engineers and their suppliers.

    - ACQUISITION OF SUPPLY CHAIN SOFTWARE. In June 2001, we acquired our supply chain management software from Capstone Ventures SBIC, L.P. and AI Research Corporation. The software integrates or interfaces with our existing software solutions to perform background processing and enhances our other products and services that we market and sell to our customers. It also enables us to bundle, market and sell our software products and services directly to supply chain manufacturers, which contract with end-users and original equipment manufacturers, or OEMs, for the outsourced manufacturing of products developed and designed by others, including our existing OEM customers. Including supply chain manufacturers among our targeted customers significantly increases the potential market for our suite of software solutions.

    - RELEASE OF SCS--ENVOY. On January 22, 2002, we launched our first commercially available version of our supply chain management software, SCS--Envoy, which is an enterprise interoperability solution that streamlines the handling, security and transmission of all manufacturing data so that it can be distributed rapidly throughout the supply chain.
      SCS--Envoy is specifically created to handle all enterprise data distribution processes, including engineering and product data, database information, financial and procurement information to multiple authorized recipients while reducing the "down time" of lengthy manual processes. We believe our solution addresses the remaining areas in manufacturing that cause manufacturing delays, reducing costs and decreasing time-to-market, and addresses the critical need to get the right data out to the right people in a format that can be used immediately. As of July 31, 2002, we have not made any sales of our SCS--Envoy product.

    We have two sources of revenue: license fees and service fees, the latter of which includes fees for our maintenance, training and consulting services. License fees consist of fees paid by customers to license our products for use in our customers' product development efforts. Revenue from license fees is recognized upon completion of a signed contract and shipment of product assuming all other criteria for revenue recognition are met. Revenue from service fees is recognized as follows: maintenance fee revenue, consisting of fees received by us for customer support and product upgrades, is generally based on annual contracts and is recognized ratably over the period of the contract; and training and consulting fee revenue is recognized upon completion of a training class or the performance of services, respectively.

    For the year ended December 31, 2001, we had a net loss of $11.4 million (or $0.91 per share) on total revenue of $1.8 million, as compared to net income of $1.2 million (or $0.10 per share) on total revenue of $2.1 million reported for 2000. The net loss for 2001 includes a $1 million gain on the sale of our component software division and the net income for 2000 includes a $4.8 million loss from discontinued operations and a $17.4 million gain on the sale of our component software division.

    As of December 31, 2001, we had net operating loss carryforwards totaling approximately $24.6 million, which may be used to reduce future income taxes. Utilization of these net operating loss carryforwards may be limited under certain circumstances. See Note 6 to our Consolidated Financial Statements included under Item 7 of this Annual Report on Form 10-KSB.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain statement of operations data expressed as a percentage of total revenue:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              2001    2000
                                                              -----   -----
Revenue:
    License fees............................................    29%     72%
    Services................................................    71      28
                                                              ----    ----
      Total revenue.........................................   100     100
Cost of sales:
    License fees and royalties..............................    28      39
    Services................................................    54      10
                                                              ----    ----
      Total cost of sales...................................    82      49
Gross profit................................................    18      51
Operating expenses:
    Sales and marketing.....................................   173     148
    Research and development................................   244     300
    General and administrative..............................   235     128
    Restructuring costs.....................................    57      --
    Acquired in-process research and development............    --      16
                                                              ----    ----
      Total operating expenses..............................   709     592
Interest income (expense), net..............................     4      (2)
                                                              ----    ----
Loss from continuing operations.............................  (687)   (543)
                                                              ----    ----
Discontinued operation:
  Loss from discontinued operation, net of tax..............    --    (229)
  Gain on sale of discontinued operation, net oftax.........    57     828
                                                              ----    ----
Net earnings (loss).........................................  (630)%    55%
                                                              ====    ====

FISCAL YEARS ENDED DECEMBER 31, 2001 AND 2000

REVENUE.

    Our revenue consists of software license revenue and service revenue. Software license revenue consists of sales of software licenses, which are recognized in accordance with the American Institute of Certified Public Accountants' Statement of Position SOP 97-2, Software Revenue Recognition, as modified by SOP 98-9 ("SOP 97-2"). Under SOP 97-2, software license revenue is recognized upon execution of a contract and delivery of software, provided that the license fee is fixed and determinable, no significant production, modification or customization of the software is required and collection is considered probable. In addition, SOP 97-2 requires that revenue recognized from software arrangements be allocated to each element of a multiple element arrangement based on vendor specific objective evidence of fair value for each element. Service revenue is primarily derived from customer maintenance agreements generally entered into in connection with the initial license sale and subsequent renewals, and fees for implementation of, consulting on and training services for our software products. Maintenance revenue is recognized ratably over the term of the maintenance period and service revenue is recognized as the services are performed. Payments for maintenance fees are generally collected in advance of performance.

    Total revenue decreased 14.2% to $1.8 million for 2001 as compared to $2.1 million for 2000. License fees decreased 65.5% to $552,000 for 2001, as compared to $1.5 million for 2000. The decrease in software license revenues in 2001 was partly the result of a decline in sales arising from the weakening macroeconomic environment and a decline in demand for our products and services, which was partly due to increased competition. All of the decline occured in the Prescient product line. Poor economic conditions caused a significant decrease in technology and capital spending and extended the decision cycles of many potential customers. We were particularly affected because we have historically derived a large percentage of our revenue from the aerospace and automotive industries, which appear to have been more significantly adversely impacted by the poor economic conditions. The terrorist attacks on September 11, 2001 further compounded the recession-like environment, causing customers to postpone or cancel projects and disrupting sales cycles. In addition, our release of updated products in June 2001 was the first release of an updated product offering in eighteen months. During this period, companies developing computer-aided-design software expanded their product lines to include software with some features similar to our Prescient products. This increased competition further contributed to the decline of our license revenue. Service revenue increased 117.9% to $1.3 million for 2001, as compared to $587,000 for 2000, reflecting a full year of service revenue in 2001, compared to six months of revenue in 2000.

COST OF REVENUE.

    Cost of license fees consists primarily of royalty fees associated with third-party software included with our software and the cost of reproduction and delivery of the software. Cost of license fees was $512,000 and $818,000 for the years December 31, 2001 and 2000, respectively, representing 98% and 54% of license revenue, respectively. The increase in cost of license revenue was primarily attributable to an increase in royalty fees associated with third party software. Certain agreements have minimum royalty fees, which can exceed the revenue related to product sales.

    Cost of services consists primarily of costs associated with providing software maintenance to customers such as telephone support and packaging and shipping costs related to new releases, as well as costs associated with our implementation, consulting and training services. Cost of services was $959,000 and $220,000 for the years ended December 31, 2001 and 2000, respectively, representing 75% and 37% of services revenue, respectively. The increase in cost of services as a percentage of services revenue in dollar amount is attributable to the hiring and training of additional consultants, and increased product support, and reflects a full year of service costs in 2001, compared to six months of service costs in 2000.

OPERATING EXPENSES.

    Total operating expenses increased 0.3% to $12.8 million for 2001 from $12.4 million for 2000. The increase in total operating expenses reflects a full year of expenses for the Prescient product line in 2001, compared to six months of expenses in 2000. The increase in operating expenses was also due to increased staffing to support the development of our supply chain management software. As a percent of total revenue, total operating expenses increased to 709% for 2001 as compared to 592% for 2000.

SALES AND MARKETING EXPENSES.

    Sales and marketing expenses consist primarily of personnel costs, commissions, travel, office facilities, promotional events such as trade shows, seminars and technical conferences, advertising and public relations programs. Sales and marketing expense was $3.1 million for both 2001 and 2000. Although sales and marketing expenses for 2001 reflect a full year of costs for the PQA product line, compared to six months of costs in 2000, total expenses remained flat due to savings from closing field offices, headcount reductions and lower commission expenses due to decreased revenue. Sales and marketing expense for 2001 increased as a percent of total revenue to 173% versus 148% for 2000. The increase in sales and marketing expenses as a percentage of total revenue is primarily a result of decreased revenue.

RESEARCH AND DEVELOPMENT EXPENSES.

    Research and development expenses consist primarily of personnel costs, third party consultant costs, and depreciation of development related assets. Research and development expense decreased 30% to $4.4 million for 2001 from $6.3 million for 2000. Decreased research and development expense resulted from staffing reductions relating to the termination of development of our 3DShare product line, as well as general headcount reductions and cost controls. Research and development expenses for both 2001 and 2000 also included approximately $700,000 for outside consulting services related to development of the PQA product line. As a percent of total revenue, research and development expense decreased to 244% for 2001 from 300% for 2000. The decrease in research and development expenses as a percentage of total revenue is also attributable to decreased headcount and general cost controls.

GENERAL AND ADMINISTRATIVE EXPENSES.

    General and administrative expenses include the personnel and other costs of our finance, accounting, human resources, information systems and executive departments, as well as corporate facilities expenses. General and administrative expenses increased 57% to $4.2 million for 2001 from $2.7 million for 2000. As a percent of total revenue, general and administrative expense increased to 235% for 2001 from 128% for 2000. The increase in general and administrative expenses in dollar amount and as a percentage of total revenue is primarily attributable to increased staffing, $845,000 in office space expenses, severance payments made in connection with our reduction in force, legal and accounting fees of $475,000 and $275,000 in other infrastructure expenses incurred in support of our PlanetCAD operations as a stand-alone public corporation. General and administrative expenses for 2000 reflect only those costs associated with the PlanetCAD division of our company, which at the time also had a separate component software division.

IN-PROCESS RESEARCH AND DEVELOPMENT.

    In-process research and development expense of $332,000 for 2000 relates to the acquisition of certain assets and liabilities of Prescient. There was no acquired in-process research and development expense for 2001.

RESTRUCTURING CHARGES.

    During the third quarter of 2001, the Company initiated a restructuring plan to reduce our operating expenses and strengthen both our competitive and financial positions by eliminating employee positions and reducing office space and related overhead expenses. In addition to terminating our 3DShare product line, the cost reductions impacted all departments. Overall expense reductions were necessary both to lower existing cost structure and to reallocate resources to pursue future operating strategies in response to declining revenue and other performance measures during 2001. Restructuring charges primarily consisted of $623,000 for severance and termination costs associated with the reduction in force of 21 employees, all of which was paid in 2001. In connection with the restructuring, the Company accrued an additional $400,000 in lease abandonment costs, $245,000 of which was paid during 2001. The remaining $155,000 represents the lease costs due over the next four years not offset by sublease income. Each quarter the Company expects to save $725,000 in salary and benefits expense, $75,000 in facility related expenses and $150,000 in consulting costs. These expense reductions will be reflected in service costs of sales and sales and marketing, research and development and general and administrative expenses. Total operating costs decreased $1.1 million in the fourth quarter of 2001 when compared to the total operating costs before restructuring costs in the third quarter of 2001. Additional details of the restructuring charges are presented in Note 10-- Restructuring Costs in the Notes to Consolidated Financial Statements included in Item 7 of this report.

DISCONTINUED OPERATIONS, COMPONENT SOFTWARE DIVISION.

    Net loss from discontinued operations was $4.8 million for 2000. The net loss in 2000 was primarily due to decreased revenue due in part to increased resistance to up-front license fees by software developers in an increasingly competitive market, as well as from changes to the pricing model for our component software division products. Under a new pricing model, component licensees paid only recurring fixed and variable partner fees upon the release and shipment of a software application that incorporated our component software.

LIQUIDITY AND CAPITAL RESOURCES

    As of December 31, 2001, we had $5.4 million in cash and cash equivalents. Cash and cash equivalents decreased $12.9 million for the year ended December 31, 2001, as compared to an increase of $17.0 million for the prior year. This decrease is primarily due to a net operating loss of $11.4 million, a $3.4 million decrease in accounts payable and accrued liabilities, partially offset by the $1.0 million gain on the disposal of our component software division. The increase in cash in 2000 was primarily due to the sale of the component software division, the sale of 555,556 shares of our common stock to Dassault, and the sale of shares of our common stock to investors in a February 2000 private equity transaction. The 555,556 shares were sold to Dassault for $2.0 million or approximately $3.60 per share. In the private equity transaction, we sold 1.9 million shares of our common stock for $6.84 million, or $3.60 per share, and warrants to purchase an aggregate of 1.2 million shares of our common stock for $60,000, or $0.05 per warrant. The warrants are exercisable for shares of our common stock at a price of $6.50 per share.

    Net cash used by operating activities was $13.4 million for the year ended December 31, 2001 as compared to $12.4 million for the year ended December 31, 2000. For the year ended December 31, 2001, net cash used by operations related primarily to our net loss of $11.4 million. For the year ended December 31, 2000, net cash used by operations related primarily to our net loss, which excludes the gain on the sale of the component software division.

    Net cash from investing activities for the year ended December 31, 2001 was $516,000, comprised of $505,000 used for software and equipment purchases, including $200,000 used for the Castalink technology acquisition, offset by the $1 million gain on the sale of the component software division. This gain resulted from the final settlement of the $1.0 million of funds escrowed by Dassault in November 2000. Net cash provided by investing activities totaling $16.1 million for the year ended December 31, 2000 which reflects $1.7 million used for equipment purchases, $500,000 used for purchased computer software and $100,000 paid for the Prescient assets, offset by net proceeds of $18.4 million received in the sale of the component software division to Dassault.

    Net cash provided by financing activities was $11,000 for the year ended December 31, 2001, related to proceeds from the exercise of common stock options. Net cash provided by financing activities was $13.1 million for the year ended December 31, 2000, primarily comprised of proceeds from the $6.9 million equity transaction in February 2000, proceeds from the $2.0 million equity investment of Dassault in November 2000 and $200,000 from the exercise of stock options. An additional $4.0 million was received from Dassault in the form of notes payable that were advanced prior to the closing of the sale of the component software division and which were repaid as an offset against the purchase price for the division.

    Other than disclosed below, we have no other contractual cash obligations or other commercial commitments. As a result, certain line items in the following tabular disclosure regarding other contractual cash obligations, such as long-term debt, capital lease obligations, unconditional purchase obligations and commercial commitments, have been omitted.

                                                              PAYMENTS DUE BY PERIOD (IN THOUSANDS)
                                                   -----------------------------------------------------------
                                                              LESS THAN 1                            AFTER 5
                                                    TOTAL        YEAR       1-3 YEARS   4-5 YEARS     YEARS
                                                   --------   -----------   ---------   ---------   ----------
CONTRACTUAL CASH OBLIGATIONS
Operating Lease Obligations......................   $2,324        $459       $1,438       $427      $       --
Other Long-Term Obligations......................       --          --           --         --              --
                                                    ------        ----       ------       ----      ----------
Total Contractual Cash Obligations...............   $2,324        $459       $1,438       $427      $       --
                                                    ======        ====       ======       ====      ==========

    We believe that our current cash will be sufficient to meet our current operating cash needs and that there will be no need to seek additional capital. Our long-term liquidity, however, is materially dependent upon our ability to achieve significant sales of our SCS--Envoy product line. If we fail to achieve such sales or if our plans or assumptions change or are inaccurate or if we make any acquisitions, we will need to seek additional capital through public or private debt or equity offerings. There can be no assurance we will be able to obtain any additional financing. If we raise funds through the issuance of equity securities, the holders of new equity securities may have rights, preferences or privileges senior to our common stock. If we obtain additional funds through a bank credit facility or through issuance of debt securities or preferred stock, this indebtedness or preferred stock would have rights senior to the rights of our common stock, and their terms could impose significant restrictions on our operations. If we are unable to obtain additional financing, our business, financial condition and operating results will be significantly impaired.

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS 141, "Business Combinations," and SFAS 142, "Goodwill and Other Intangible Assets." Under these new standards all business combinations initiated after June 30, 2001 must use the purchase method of accounting. Intangible assets acquired in a business combination must be recorded separately from goodwill if they arise from contractual or other legal rights or are separable from the acquired entity and can be sold, transferred, licensed, rented or exchanged, either individually or as part of a related contract, asset or liability. Goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment annually, except in certain circumstances, and whenever there is an impairment indicator and all acquired goodwill must be assigned to reporting units for purposes of impairment testing and segment reporting. SFAS 142 will be effective for the Company for the fiscal year beginning January 1, 2002. Management does not believe adoption of these statements will have any impact on the Company's financial position, results of operations or cash flows.

    In August 2001, the FASB issued SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 requires entities to record the then fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which it is incurred and the corresponding cost capitalized by increasing the carrying amount of the related asset. The liability will continue to be accreted to the fair value at the time of settlement over the useful life of the asset with the capitalized cost being depreciated over the useful life of the related asset. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized. The standard is effective for the Company beginning fiscal year January 1, 2002. Management does not believe that this statement will have an impact on the Company's financial position, results of operations, or cash flows.

    In October 2001, the FASB issued SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," and replaces the accounting and reporting provisions for segments of a business to be disposed of under Accounting Principles Board ("APB") Opinion
No. 30, "Reporting Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." SFAS 144 maintains the requirement that an impairment loss be recognized for a long-lived asset to be held and used if its carrying value is not expected to be recoverable from its undiscounted cash flows. SFAS 144 requires that long-lived assets to be disposed of, other than by sales, be considered held and used until actually disposed of and requires that depreciable lives be revised in accordance with APB Opinion No. 20, "Accounting Changes." SFAS 144 also requires that long-lived assets to be disposed of by sale be measured at the lower of carrying amount or fair value less selling costs, but retains the requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that has either been disposed of or is classified as held for sale. The provisions of SFAS 144 are effective for the Company for the fiscal year beginning January 1, 2002. Management does not believe adoption of this statement will have an impact on the Company's financial position, results of operations or cash flows.

CRITICAL ACCOUNTING POLICIES

    Our consolidated financial statements are impacted by the accounting policies used and the estimates and the assumptions made by management during their preparation. Critical account policies and estimates that most impact our consolidated financial statements are those that relate to our revenue recognition and intangibles. A summary of our significant accounting policies can be found in the Notes to our Consolidated Financial Statements. Presented below is a description of the accounting policies we deem critical to understanding our consolidated financial statements.

    Revenue Recognition: We earn revenue primarily from license fees, maintenance fees and professional services sold through direct sales. Our license arrangements do not provide for a right of return. Maintenance fees include training and consulting that is not rendered essential to the functionality of the software. We also offer different levels of maintenance and support arrangements, which provide the customer the right to receive error and bug fix releases and version releases of the product made available during the term of the maintenance contract.

    We recognize revenue in accordance with Statement of Position 97-2, Software Revenue Recognition ("SOP 97-2"), as amended by SOP 98-9, and generally recognize revenue when all of the following criteria are met as set forth in paragraph 8 of SOP 97-2: (1) persuasive evidence of an arrangement exist; (2) delivery has occurred; (3) the fee is fixed and determinable;
(4) collectibility is probable. We define each of these four criteria above as follows:

    - PERSUASIVE EVIDENCE OF AN ARRANGEMENT EXISTS. It is our customary practice to have a written contract, which is signed by both the customer and us, or, in situations where a contract is not required, a customer purchase order has been received.

    - DELIVERY HAS OCCURRED. Our software may be either physically or electronically delivered to the customer. Delivery is deemed to have occurred upon the earlier of notification by the customer of acceptance or delivery of the software key. If undeliverable products or services exist in an arrangement that are essential to the functionality of the delivered product, delivery is not considered to have occurred until these products or services are delivered.

    - THE FEE IS FIXED OR DETERMINABLE. Our customers generally pay a per seat fee for our products. Fees are generally due within 30 days of product delivery. Fees payable to us pursuant to payment schedules that extend beyond our customary payment terms are deemed not fixed or determinable, and the revenue from such arrangements is recognized as payments become due.

    - COLLECTIBILITY IS PROBABLE. Collectibility is assessed on a customer-by-customer basis. We typically sell to customers with high credit ratings and solid payment practices. New customers are subjected to a credit review process in which we evaluate the customers' financial positions and ultimately their ability to pay. If it is determined form the outset of an arrangement that collectibility is not probable based upon our credit review process, revenue is recognized as cash payments are received.

    We allocate revenue on software arrangements involving multiple elements to each element based on the relative fair value of each element. Our determination of fair value of each element in multiple element arrangements is based on vendor-specific objective evidence ("VSOE"). We limit our assessment of VSOE to the price charged when the same element is sold separately. We have analyzed all the elements included in our multiple element arrangements and determined that we have sufficient VSOE to allocate revenue to maintenance and support services and professional service of our license arrangements. We sell our professional service separately, and have established VSOE on this basis. VSOE for maintenance and support services is based on the customer's annual renewal rates for these elements. Accordingly, assuming all other revenue recognition criteria are met, revenue from license is recognized on delivery using the residual method in accordance with SOP 98-9, and revenue from maintenance and support services is recognized ratably over the respective term.

    Our professional services generally are not essential to the functionality of the software. Our software products are fully functional upon delivery and implementation and do not require any significant modification or alteration. Customers purchase these professional services to facilitate the adoption of our technology and dedicate personnel to participate in the services being performed, but they may also decide to use their own resources or appoint other professional service organizations to provide these services. Software products are typically billed separately and independently from professional services, which are generally billed either on a time-and-materials or a milestone-achieved basis. We generally recognize revenue from professional services as the services are performed.

    Accounts receivable is recorded net of allowance for doubtful accounts, which totaled $203,000 as of December 31, 2001. We regularly review the adequacy of our accounts receivable allowance after considering the size of the accounts receivable aging, the ages of each invoice, each customer's expected ability to pay and our collection history with each customer. We review any invoice greater than 90 days past due to determine if an allowance is appropriate based on the risk category using the factors discussed above. The allowance for doubtful accounts represents our best estimate, but changes in circumstances relating to accounts receivable may result in additional allowances or recoveries in the near future.

    Intangibles: We review long-lived assets, including intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the undiscounted future cash flow expected to be generated from the operation of that asset. If the assets are considered to be impaired, the impairment to be recognized is measured by the amount in which the carrying amount of the assets exceeds the fair market value of the assets. An asset's fair market value will be determined by future discounted net cash flows expected to be generated by the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell. The Company did not recognize any impairment in 2001 or 2000. As discussed above in "Recent Accounting Pronouncements" we will adopt FAS No. 141 "Business Combinations" and FAS 142 "Goodwill and Other Intangibles" as of January 1, 2002. As a result, goodwill and certain intangible assets will not be amortized, but instead, will be reviewed for impairment at least annually, in accordance with the provisions of this statement.

ITEM 7. FINANCIAL STATEMENTS

                                 PLANETCAD INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................     23

Financial Statements:

  Consolidated Balance Sheet, as of December 31, 2001.......     24

  Consolidated Statements of Operations, for the years ended
    December 31, 2001 and 2000..............................     25

  Consolidated Statements of Stockholders' Equity, for the
    years ended December 31, 2001 and 2000..................     26

  Consolidated Statements of Cash Flows, for the years ended
    December 31, 2001 and 2000..............................     27

  Notes to Consolidated Financial Statements................     28

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
PlanetCAD Inc.:

    We have audited the accompanying consolidated balance sheets of PlanetCAD Inc. and its subsidiary as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PlanetCAD Inc. and its subsidiary as of December 31, 2001, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG LLP

Boulder, Colorado
March 8, 2002

                         PLANETCAD INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                     (AMOUNTS IN THOUSANDS, EXCEPT SHARES)

                                                              DECEMBER 31,
                                                                  2001
                                                              -------------
                           ASSETS

Current assets:
  Cash and cash equivalents.................................    $  5,411
  Accounts receivable, net of allowance of $203 in 2001.....         664
  Prepaid expenses and other................................         154
                                                                --------
    Total current assets....................................       6,229
                                                                --------

Equipment, net (note 3).....................................         866
Purchased computer software, net (note 2)...................         691
Other assets................................................         146
                                                                --------
    Total assets............................................    $  7,932
                                                                ========

            LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable..........................................    $    326
  Other accrued expenses....................................         964
  Deferred revenue..........................................         585
                                                                --------
    Total current liabilities...............................       1,875
                                                                --------

Stockholders' equity (note 5):
  Preferred Stock, $.01 par value; 2,500,000 shares                   --
    authorized, none issued and outstanding.................
  Common stock, $.01 par value; 22,500,000 shares                    124
    authorized; 12,427,696 shares issued and outstanding in
    2001....................................................
  Additional paid-in capital................................      36,064
  Accumulated deficit.......................................     (30,131)
                                                                --------
    Total stockholders' equity..............................       6,057
                                                                --------
    Total liabilities and stockholders' equity..............    $  7,932
                                                                ========

          See accompanying notes to consolidated financial statements.

                         PLANETCAD INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Revenue:
  License fees..............................................  $    522   $  1,513
  Services..................................................     1,279        587
                                                              --------   --------
        Total revenue.......................................     1,801      2,100
                                                              --------   --------
Cost of sales:
  License fees and royalties................................       512        818
  Services..................................................       959        220
                                                              --------   --------
        Total cost of sales.................................     1,471      1,038
                                                              --------   --------
Gross profit................................................       330      1,062
                                                              --------   --------
Operating expenses:
  Sales and marketing.......................................     3,121      3,102
  Research and development..................................     4,403      6,291
  General and administrative................................     4,226      2,697
  Restructuring costs.......................................     1,023         --
  Acquired in-process research and development (note 2).....        --        332
                                                              --------   --------
        Total operating expenses............................    12,773     12,422
  Interest income (expense), net............................        72        (46)
                                                              --------   --------
      Loss from continuing operations.......................   (12,371)   (11,406)
Discontinued operations:
  Loss from discontinued operations, net of income tax
    expense of $0 and $28, respectively.....................        --     (4,818)
  Gain on sale of component software division, net of income
    tax expense of $0 and $70, respectively.................     1,021     17,379
                                                              --------   --------
Net earnings (loss).........................................  $(11,350)  $  1,155
                                                              ========   ========
Earnings (loss) per common share:
    Basic and diluted earnings (loss) per common share:
        Continuing operations...............................  $  (0.99)  $  (1.00)
        Discontinued operation..............................      0.08       1.10
                                                              --------   --------
Net earnings (loss).........................................  $  (0.91)  $   0.10
                                                              ========   ========
Basic and diluted weighted average number of common shares
  outstanding...............................................    12,416     11,439
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

                         PLANETCAD INC. AND SUBSIDIARY
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                     (AMOUNTS IN THOUSANDS, EXCEPT SHARES)

                                                                                        ACCUMULATED
                                        COMMON STOCK        ADDITIONAL                     OTHER           TOTAL
                                    ---------------------     PAID-      ACCUMULATED   COMPREHENSIVE   STOCKHOLDERS'
                                      SHARES      AMOUNT    IN-CAPITAL     DEFICIT     INCOME (LOSS)      EQUITY
                                    ----------   --------   ----------   -----------   -------------   -------------
Balances at January 1, 2000.......   9,508,179     $ 95       $25,828      $(19,936)       $(109)        $   5,878

Common stock issued under employee
  stock purchase plan.............      71,219       --           165            --           --               165
Exercise of common stock options
  for cash........................      67,284        1           203            --           --               204
Common stock and warrants issued
  in connection with Prescient
  acquisition.....................     300,000        3         1,054            --           --             1,057
Common stock options issued for
  services........................          --       --             2            --           --                 2
Common stock and warrant issued in
  connection with private
  placement, net..................   2,455,556       25         8,736            --           --             8,761
Net earnings......................          --       --            --         1,155           --             1,155
Foreign currency translation
  adjustment......................          --       --            --            --          (30)              (30)
Realized foreign currency loss on
  sale of subsidiary..............          --       --            --            --          139               139
                                    ----------     ----       -------      --------        -----         ---------
Balances at December 31, 2000.....  12,402,238     $124       $35,988      $(18,781)       $  --         $  17,331
                                    ==========     ====       =======      ========        =====         =========

Common stock issued under employee
  stock purchase plan.............      25,458       --            11            --           --                11
Warrants issued in connection with
  CastaLink technology
  acquisition.....................          --       --            65            --           --                65
Net loss..........................          --       --            --       (11,350)          --           (11,350)
                                    ----------     ----       -------      --------        -----         ---------
Balances at December 31, 2001.....  12,427,696     $124       $36,064      $(30,131)       $  --         $   6,057
                                    ==========     ====       =======      ========        =====         =========

          See accompanying notes to consolidated financial statements.

                         PLANETCAD INC. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Cash flows from operating activities:
  Net earnings (loss).......................................  $(11,350)  $  1,155
  Adjustments to reconcile net earnings (loss) to net cash
    used by operating activities:
    Gain on sale of component software division.............    (1,021)   (17,379)
    Realized loss on foreign currency translation...........        --       (139)
    Depreciation and amortization...........................     1,025      1,073
    Acquired in-process research and development............        --        332
    Stock options issued for services.......................        --          2
    Provision for, and write-off of, uncollectible accounts
      receivable............................................       591         --
    Changes in operating assets and liabilities excluding
      the effects of business combinations and sale of
      component software division:
      Accounts receivable...................................       458      2,555
      Prepaid expenses and other............................       372        (92)
      Accounts payable......................................    (2,148)     1,218
      Accrued expenses......................................    (1,301)       611
      Deferred revenue......................................       (52)    (1,727)
                                                              --------   --------
        Net cash used by operating activities...............   (13,426)   (12,391)
                                                              --------   --------

Cash flows from investing activities:
  Additions to equipment....................................      (194)    (1,696)
  Additions to purchased computer software..................      (311)      (499)
  Proceeds from sale of component software division.........     1,021     18,433
  Cash paid in business combinations........................                 (100)
                                                              --------   --------
        Net cash provided by investing activities...........       516     16,138
                                                              --------   --------

Cash flows from financing activities:
  Proceeds from issuance of notes payable...................        --      4,000
  Principal payments on debt................................        --         --
  Proceeds from issuance of common stock, net...............        11      9,130
                                                              --------   --------
        Net cash provided by financing activities...........        11     13,130
                                                              --------   --------

Foreign currency translation adjustment affecting cash......        --        109
                                                              --------   --------

        Net increase (decrease) in cash and cash
          equivalents.......................................   (12,899)    16,986

Cash and cash equivalents at beginning of year..............    18,310      1,324
                                                              --------   --------
Cash and cash equivalents at end of year....................  $  5,411   $ 18,310
                                                              ========   ========

Supplemental cash flow information:
  Cash paid for interest....................................  $     --   $     35
                                                              ========   ========

Supplemental disclosure of non-cash investing and financing
  activities:
  Common stock and warrants issued in business
    combination.............................................  $     65   $  1,057
                                                              ========   ========

  Extinguishment of notes payable in conjunction with the
    sale of component software division.....................  $     --   $  4,000
                                                              ========   ========

          See accompanying notes to consolidated financial statements.

                         PLANETCAD INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) ORGANIZATION AND BASIS OF FINANCIAL STATEMENT PRESENTATION

    PlanetCAD Inc. ("PlanetCAD" or the "Company") was incorporated under the laws of the State of Delaware on July 7, 1986 to design, develop, and market three-dimensional modeling software. In November 2000, the Company's shareholders approved plans to sell the assets of its component software division to Dassault Systemes Corp. or its assignee ("Dassault") in a cash transaction for $25.0 million, subject to certain price adjustments, and amended
Article I of the Company's restated certificate of incorporation to change its name from Spatial Technology Inc. to PlanetCAD Inc. The Company consummated the sale to Dassault and effected the name change on November 14, 2000. The net assets and results of operations of the component software division have been reclassified as discontinued operations and, accordingly, prior periods have been restated.

    The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

    The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

    (b) EARNINGS (LOSS) PER SHARE

    Loss per share is presented in accordance with the provisions of Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS No. 128). Under SFAS No. 128, basic earnings (loss) per share (EPS) excludes dilution for potential common stock issuances and is computed by dividing earnings or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted into common stock. Basic and diluted EPS are the same in 2001 and 2000, as all potential common stock instruments, consisting of common stock options and warrants, are anti-dilutive due to the net losses from continuing operations for each year.

    The following is a reconciliation of the numerators and denominators of the basic and diluted EPS computations (in thousands, except per share data):

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Numerator:
  Net loss from continuing operations.......................  $(12,371)  $(11,406)
                                                              ========   ========
  Net income from discontinued operations...................     1,021     12,561
                                                              ========   ========
    Net earnings (loss).....................................   (11,350)     1,155
                                                              ========   ========

Denominator:
  Historical common shares outstanding for basic and diluted
    loss per share at beginning of the year.................    11,439      9,345
  Weighted average number of common equivalent shares issued
    during the year.........................................       977      2,094
                                                              --------   --------
  Denominator for basic and diluted loss per share--weighted
    average shares..........................................    12,416     11,439
                                                              ========   ========
  Basic and diluted earnings (loss) per share:
    Continuing operations...................................  $  (0.99)     (1.00)
    Discontinued operations.................................      0.08       1.10
                                                              --------   --------
  Net earnings (loss).......................................     (0.91)      0.10
                                                              ========   ========

    For all periods presented, 0 and 576,835 options and warrants for the years ended December 31, 2001 and 2000 respectively were excluded from the diluted loss per share calculation because their effect would be anti-dilutive.

    (c) CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents.

    (d) OTHER COMPREHENSIVE INCOME OR LOSS

    Assets and liabilities of the Company's international subsidiary were translated into U.S. dollars using current exchange rates in effect at the balance sheet date, and revenue and expense accounts were translated using a weighted average exchange rate during the year. Net exchange gains and losses resulting from such translations are included as a separate component of stockholders' equity as other comprehensive income or loss. Gains and losses from foreign currency transactions, when applicable, are included in other income (expense). The unrealized loss was realized in conjunction with the sale of the component software division in 2000.

    (e) REVENUE RECOGNITION

    The Company recognizes revenue in accordance with the provisions of Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2"), which requires that revenue for licensing, selling, leasing, or otherwise marketing computer software be recognized when evidence of an arrangement exists, delivery of the product has occurred, collectibility of the related receivable is assured and the vendor's fee is fixed or determinable. In addition, revenue is recognized for the multiple elements of software arrangements based upon vendor specific objective evidence of fair value for each element. Accordingly, revenue from products or services is recognized upon shipment of products or performance of services. In December 1998, the American Institute of Certified Public Accountants ("AICPA") issued SOP No. 98-9, "Modification of SOP No. 97-2, Software Revenue Recognition, with

Respect to Certain Transactions." SOP No. 98-9 clarifies certain provisions of SOP No. 97-2. Effective January 1, 1999, the Company adopted the provision of SOP No. 98-9, and the impact on the Company's results of operations, financial position or cash flows was not material.

    The Company's determination of the fair value of each element in multiple element arrangements is based upon vendor-specific objective evidence ("VSOE"). The Company limits its assessment of VSOE to the price charged when the same element is sold separately. The Company has analyzed all the elements included in its multiple element arrangements and determined that it has sufficient VSOE to allocate revenue to maintenance and support services and professional service of its license arrangements. The Company sells its professional service separately, and has established VSOE on this basis. VSOE for maintenance and support services is based on the customer's annual renewal rates for the elements. Accordingly, assuming all other revenue recognition criteria are met, revenue from license is recognized on delivery using the residual method in accordance with SOP 98-9, and revenue from maintenance and support serviced is recognized ratably over the respective term. Training and consulting revenue is recognized upon completion of the training or performance of services, respectively. The Company's software products are fully functional upon delivery and implementation and do not require any significant modification or alteration. The Company does not provide extended payment terms to our customers. The license fee arrangements do not provide for a right of return.

    (f) COST OF REVENUE

    Cost of revenue consists of operations, which include compensation for operations personnel, cost of third-party software and direct costs incurred when providing services. Operations employees are personnel charged in providing training, maintenance, support and consulting services.

    (g) EQUIPMENT AND PURCHASED COMPUTER SOFTWARE

    Equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, which range from three to seven years. Purchased computer software represents software enhancements acquired from third parties, and is amortized over its estimated useful life of three to seven years, beginning when the software is incorporated into the Company's products.

    (h) STOCK-BASED COMPENSATION

    The Company accounts for its stock-based compensation plans using the intrinsic value based method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations ("APB 25"). The Company has provided pro forma disclosures of net earnings
(loss) and earnings (loss) per share as if the fair value based method of accounting for these plans, as required by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation ("SFAS 123")," had been applied.

    (i) IMPAIRMENT OF LONG-LIVED ASSETS

    The Company accounts for long lived assets under the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS 121") which requires that long-lived assets and certain identifiable intangibles, including goodwill, held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss is recognized when estimated undiscounted future cash flows expected to be generated by the asset are less than its carrying value. Measurement of the impairment loss is based on the fair value of the asset, which is generally determined using valuation techniques such as discounted present value of expected future cash flows.

    (j) RESEARCH AND DEVELOPMENT COSTS

    Costs to establish the technological feasibility of computer software products are expensed as incurred. Generally, products are ready for sale upon establishment of technological feasibility. Accordingly, no software development costs have been capitalized by the Company in 2001 and 2000. Research and development costs are expensed as incurred.

    (k) INCOME TAXES

    The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires the use of the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

    (l) DISCONTINUED OPERATIONS

    The sale of the component software division resulted in a gain of $1.0 million, net of tax in 2000, and $17.4 million, net of tax in 2000. The results of operations of the component software division through the date of the sale are shown as income loss from discontinued operations in the consolidated statements of operations.

    Summary operating results of the discontinued operations were as follows:

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
Revenue.....................................................     $10,078
Cost of revenue.............................................       4,071
                                                                 -------
Gross profit................................................       6,007

Operating expenses..........................................      10,753
                                                                 -------
  Operating income (loss) from discontinued operations......      (4,746)

Other income (expense), net.................................         (44)
                                                                 -------

  Loss from discontinued operations before income taxes.....      (4,790)

Income tax expense..........................................         (28)
                                                                 -------
  Loss from discontinued operations.........................     $(4,818)
                                                                 =======

    (m) ADVERTISING COSTS

    Advertising costs are charged to expense when incurred and amounted to $98,000 and $105,000 in 2001 and 2000 respectively.

(2) ACQUISITIONS AND IN-PROCESS RESEARCH AND DEVELOPMENT

    In July 2000, the Company acquired certain assets and liabilities of Prescient Technologies, Inc. for total consideration of approximately $1.3 million, including $100,000 cash and 300,000 shares of the Company's common stock. The acquisition was accounted for using the purchase method and, accordingly, results of operations of Prescient have been included in the Company's financial statements from the date of acquisition. The purchase price was allocated to the assets and liabilities acquired based on their estimated fair values, including $298,000 of accounts receivable, $209,000 of furniture and equipment, $174,000 of other assets, and the assumption of $493,000 of liabilities. In addition, the Company allocated $773,000 of the purchase price to software costs and other intangible assets and $332,000 to in-process research and development projects. The software costs and other intangible assets will be amortized over 3 years. The Company charged the in-process research and development to operations as of the date of acquisition as such technology had not reached technological feasibility and had no probable alternative future use by the Company.

    The summary table below, prepared on an unaudited pro forma basis, combines the Company's consolidated results of operations with Prescient's results of operations as if the acquisition took place on January 1, 2000 (in thousands, except per share data).

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  2000
                                                              -------------
Revenue.....................................................     $ 3,124
Net loss....................................................     $(1,092)
Loss per share--basic and diluted...........................     $  (.02)

(3) EQUIPMENT

    Equipment consists of the following (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2001       2000
                                                              --------   --------
Computer equipment..........................................   $1,407     $1,272
Furniture and office equipment..............................       65        135
Leasehold improvements......................................      207        216
                                                               ------     ------
                                                                1,679      1,623
Less accumulated depreciation and amortization..............     (813)      (190)
                                                               ------     ------
                                                               $  866     $1,433
                                                               ======     ======

(4) NOTES PAYABLE

    In September 2000, Dassault made a loan to the Company for $2 million of the purchase price for the sale of the component software division in advance of the closing of the transaction, which amount, including accrued and unpaid interest, was repaid by the Company as an offset against the purchase price at the closing. In November 2000, Dassault advanced an additional $2 million to the Company, which was also repaid at the closing.

(5) STOCKHOLDERS' EQUITY

    PREFERRED STOCK

    In June 1996, the board of directors of the Company authorized, at their discretion, the issuance of up to 2,500,000 shares of preferred stock in one or more series and to fix the rights, preferences, and privileges of such series. As of December 31, 2001, no shares of preferred stock were outstanding. On March 11, 2002, in connection with the adoption of the stockholder rights plan described below, the Company designated 100,000 shares of preferred stock as Series A Junior Participating Preferred Stock, no shares of which are outstanding.

    STOCKHOLDER RIGHTS PLAN

    On March 8, 2002, the Company adopted a stockholder rights plan to protect the Company and its stockholders from unsolicited attempts or inequitable offers to acquire the Company's stock. The rights plan has no immediate dilutive effect and does not diminish the Company's ability to accept an offer to purchase the Company that is approved by the board of directors. The stockholder rights plan was implemented through a dividend of one preferred share purchase right on each outstanding share of the Company's common stock outstanding on March 21, 2002. Each right will entitle stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock at an exercise price of $5.00. The rights will become exercisable (with certain limited exceptions provided in the rights agreement) following the 10th business day after: (a) a person or group announces that it has acquired beneficial ownership of 15% or more of the Company's outstanding common stock or (b) a person or group announces the commencement of a tender offer the consummation of which would result in the beneficial ownership by the person or group of 15% or more of the Company's outstanding common stock. The buyer would not be entitled to exercise rights under the rights plan. The effect of the rights plan is to discourage acquisitions of more than 15% of the Company's common stock without negotiations with the Company's board of directors. The Company can redeem the rights for $.0001 per right at certain times as provided in the rights agreement. The rights expire on March 8, 2012.

    STOCK OPTIONS

    In November 2000, the stockholders of the Company approved the 2000 Stock Incentive Plan (the "2000 Plan"). Up to 2,000,000 shares of common stock may be issued pursuant to the 2000 Plan. Under the 2000 Plan, the Company may issue incentive stock options, which are granted with exercise prices equal to the fair value of the common stock on the date of grant. Vesting and option terms, which may not exceed ten (10) years from the date of grant, are determined by the board of directors at the time of grant. As of December 31, 2001, options to purchase 1,263,835 shares of common stock under the 2000 Plan were outstanding at a weighted average exercise price of $0.745.

    In July 1998, the board of directors of the Company approved the 1998 Non-officer Stock Option Plan (the "1998 Plan"). Up to 505,000 shares of common stock may be issued pursuant to the 1998 Plan. Under the 1998 Plan, the Company may issue nonqualified stock options, which are granted with exercise prices equal to the fair value of the common stock on the date of grant. Vesting and option terms, which may not exceed ten (10) years from the date of grant, are determined by the board of directors at the time of grant. As of December 31, 2001, options to purchase 262,250 shares of common stock under the 1998 Plan were outstanding at a weighted average exercise price of $3.034.

    In June 1996, the Board of directors of the Company approved the 1996 Equity Incentive Plan (the "1996 Plan"). Up to 1,350,000 shares of common stock may be issued pursuant to the 1996 Plan. Under the 1996 Plan the Company may issue incentive stock options and nonqualified stock options. Incentive stock options are granted with exercise prices equal to or greater than the fair value of the common stock on the date of grant, vest over a four-year employment period, and are exercisable over a maximum ten-year employment period. The Company also grants nonqualified stock options under the 1996 Plan that vest over a four-year period or earlier upon the attainment of specific performance objectives, and are exercisable over a maximum ten-year period or upon attainment of such objectives. As of December 31, 2001, options to purchase 664,276 shares of common stock under the 1996 Plan were outstanding at a weighted average exercise price of $2.360.

    In June 1996, the Board of directors approved the 1996 Non-Employee Directors' Stock Option Plan (the "Directors' Plan"). Up to 250,000 shares of common stock may be issued pursuant to the Directors' Plan. Stock options granted under the Directors' Plan are granted with exercise prices equal to or greater than the fair value of the common stock on the date of grant, vest over a four-year period and are exercisable over a ten-year period from date of grant. As of December 31, 2001, options to purchase 220,270 shares of common stock under the Directors' Plan were outstanding at a weighted average exercise price of $3.192.

    In August 1996, the Company's Board of directors approved the termination, effective upon the Company's initial public offering, of the Amended and Restated 1987 Stock Option Plan (the "1987 Plan"). Under the 1987 Plan the Company issued incentive stock options and nonqualified stock options. Incentive stock options were granted with exercise prices equal to or greater than the fair value of the common stock on the date of grant, vest over a four-year employment period, and are exercisable over either a five-year or ten-year employment period. The Company also granted nonqualified stock options under the 1987 Plan that vest over a four-year period or upon the attainment of specific performance objectives, and are exercisable over a five-year period or upon attainment of such objectives. As a result of such termination, no additional options may be issued under the 1987 Plan. The options to purchase 16,601 shares of common stock at a weighted average exercise price of $4.880 outstanding as of December 31, 2001, will remain exercisable until they expire or terminate pursuant to their terms.

    A summary of the status of the Company's fixed option plans as of December 31, 2001 and 2000 and changes during the years then ended is presented below:

                                                                 YEAR ENDED DECEMBER 31,
                                                       --------------------------------------------
                                                               2001                    2000
                                                       ---------------------   --------------------
                                                                    WEIGHTED               WEIGHTED
                                                                    AVERAGE                AVERAGE
                                                                    EXERCISE               EXERCISE
                                                         SHARES      PRICES     SHARES      PRICES
                                                       ----------   --------   ---------   --------
Outstanding at beginning of year.....................   2,385,698    $2.76     1,773,925    $3.20
Granted..............................................   1,414,594     0.59     1,447,621     3.14
Exercised............................................          --       --       (57,909)    3.21
Forfeited............................................  (1,373,060)    2.43      (777,939)    4.56
                                                       ----------              ---------
Outstanding at end of year...........................   2,427,232     1.69     2,385,698     2.76
                                                       ==========              =========

Weighted-average fair value of options granted during
  the year at exercise prices equal to fair value at
  grant date.........................................  $     1.69              $    2.76
                                                       ==========              =========

    The following table summarizes information about fixed stock options outstanding as of December 31, 2001:

                                           OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                              ----------------------------------------------   --------------------------------
                                 NUMBER        WEIGHTED-                          NUMBER
                               OUTSTANDING      AVERAGE                         EXERCISABLE
                                   AT          REMAINING                            AT         WEIGHTED-AVERAGE
                              DECEMBER 31,    CONTRACTUAL   WEIGHTED-AVERAGE   DECEMBER 31,        EXERCISE
RANGE OF EXERCISE PRICES          2001           LIFE        EXERCISE PRICE        2001             PRICE
------------------------      -------------   -----------   ----------------   -------------   ----------------
$0.17 - 1.00................      908,418         8.85           $0.57             182,918          $0.78
$1.06 - 1.75................      667,416         7.65           $1.37             361,041          $1.57
$1.88 - 9.50................      896,398         7.05           $3.19             601,814          $3.19
                                ---------                                        ---------
                                2,427,232         7.87           $1.74           1,145,773          $2.30
                                =========                                        =========

    The fair value of options granted during 2001 and 2000 was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2001 and 2000:

                                                               2001       2000
                                                             --------   --------
Risk free interest rate....................................    4.55%      6.63%
Expected life..............................................  4 years    4 years
Volatility.................................................     173%       122%

    Pro forma financial information assuming the use of SFAS 123 in accounting for stock based compensation is as follows:

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
Net earnings (loss):
  As reported.............................................  $(11,350)   $1,155
  Adjusted pro forma......................................   (11,739)      128

Basic and diluted earnings (loss) per share:
  As reported.............................................  $  (0.91)   $ 0.10
  Adjusted pro forma......................................     (0.95)     0.01

    In July 2000, the Company entered into a consulting agreement with a former non-employee director. Under this agreement, the Company agreed to issue options to purchase shares of common stock in addition to the non-discretionary grant of options to purchase 15,000 shares of common stock that he received upon his election to our board of directors. Of the additional grant, 25,000 options were to vest in equal annual increments over four years, and the remaining 40,000 options were to vest on the fifth anniversary of the date of the option grant. The options expired, however, one year after service for the Company terminated.

    In August 2001, the Company issued options to a non-employee director. In addition to the non-discretionary grant of options to purchase 15,000 shares of common stock related to his election to the board of directors, the Company granted 75,000 options that will vest on the seventh anniversary of the date of the option grant.

    In November 2000 and in connection with the Dassault transaction, the Company provided early vesting of options held by employees of the component software division who were hired by Dassault if they continued to work for Dassault through November 14, 2001. The modification of the previously granted stock option awards resulted in a new measurement date but no additional compensation expense since the exercise price of the options exceeded the fair value of the Company's common stock on the modification date.

    In December 2000, the Company entered into separation agreements with three former employees. The terms of these agreements included an aggregate of $120,000 in severance payments as well as $250,000 in a bonus payment and $250,000 in exchange for a non-competition agreement. In addition, the Company issued 101,000 non-qualified, fully vested, stock options pursuant to these agreements, priced as of their separation dates, with contractual terms ranging from five to ten years. The fair value of the options was insignificant at the date of issuance.

EMPLOYEE STOCK PURCHASE PLAN

    In June 1996, the board of directors approved the Employee Stock Purchase Plan. Up to 300,000 shares of common stock may be issued pursuant to the plan. Employees may elect to withhold up to 15% of their compensation for the purchase of the Company's common stock. The amounts withheld are used to purchase the Company's common stock at a price equal to 85% of the fair value of shares at the beginning or end of each purchase period. During 2001 and 2000 the Company issued 25,458 and 71,219 shares at average prices of $0.47 and $2.32, respectively.

WARRANTS

    A summary of outstanding common stock purchase warrants as of December 31, 2001 is as follows:

                                                            EXERCISE   EXPIRATION
SHARES                                                       PRICE        DATE
------                                                      --------   ----------
210,000(a)................................................   $ 6.50       2002
22,500(a).................................................     8.22       2003
250,000(b)................................................    12.50       2004
125,000(c)................................................     1.00       2004
1,200,000(a)..............................................     6.50       2005

------------------------

(a) These warrants were issued in connection with common stock transactions and are immediately exercisable.

(b) These warrants were issued in connection with the Sven acquisition, and were valued using the Black-Scholes option pricing model with the following assumptions: no dividends, volatility of 68%, risk free interest rate of 6.60% and an expected life of two years.

(c) These warrants were issued in connection with a software technology purchase, and were valued using the Black-Scholes option pricing model with the following assumptions: no dividends, volatility of 180%, risk free interest rate of 4.55% and a life of three years. These warrants are immediately exercisable.

(6) TAXES

    Income tax expense differs from the amount computed by applying the statutory federal income tax rate to earnings (loss) from continuing operations before income taxes as follows (in thousands):

                                                                YEAR ENDED
                                                               DECEMBER 31,
                                                            -------------------
                                                              2001       2000
                                                            --------   --------
Expected income tax expense (benefit).....................  $(3,964)   $(3,992)
Non deductible expenses, net..............................       13         20
Change in deferred tax valuation allowance................    4,329      4,458
Taxes on foreign sales....................................       --         --
State taxes, net of federal benefit.......................     (368)      (409)
Research and development tax credit.......................       --         --
Adjustment of previously provided taxes...................       --         --
Other, net................................................      (10)       (77)
                                                            -------    -------
Actual income tax expense.................................       --    $    --
                                                            =======    =======

    The tax effects of significant temporary differences that result in deferred tax assets and liabilities are as follows (in thousands):

                                                              DECEMBER 31,
                                                                  2001
                                                              -------------
Accounts receivable, primarily due to differences in
  accounting for bad debts..................................    $     80
Property and equipment, primarily due to differences in
  depreciation..............................................         337
Deferred revenue, due to differences in revenue recognition
  for financial statement and income tax purposes...........          --
Accrued expenses, primarily due to difference in the period
  of recognition for financial statement and income tax
  purposes..................................................         134
Purchased software, primarily due to differences in carrying
  values for financial statement and income tax purposes....         (83)
Acquired in-process research and development, amortized for
  income tax purposes.......................................         256
Research and development and other tax credit
  carryforwards.............................................       1,973
Net operating loss carryforwards............................       9,943
                                                                --------
    Total deferred tax assets...............................      12,640
Less valuation allowance....................................     (12,640)
                                                                --------
    Net deferred tax assets.................................    $     --
                                                                ========

    At December 31, 2001, the Company had net operating loss carryforwards for regular income tax purposes of approximately $24.6 million, which if not utilized expire in the years 2003 through 2021. The net operating loss carryforwards at December 31, 2001 are subject to limitation under Section 382 of the Internal Revenue Code. The Company has provided a valuation allowance for the entire deferred tax balance due to uncertainty of the realization of the asset.

    The Company also has research and experimentation credit carryforwards for income tax purposes available totaling approximately $1.6 million, which if not utilized expire in the years 2003 through 2021. These credit carryforwards may also be subject to limitation under Section 382 of the Internal Revenue Code.

(7) COMMITMENTS AND CONTINGENCIES

    The Company leases its office facilities and various office equipment under noncancelable operating leases. Future minimum rental payments on these leases are as follows (in thousands):

2002........................................................  $  459
2003........................................................     472
2004........................................................     489
2005........................................................     477
Thereafter..................................................     427
                                                              ------
  Total.....................................................  $2,324
                                                              ======

    Rent expense was approximately $1.1 million and $613,000 in 2001 and 2000, respectively.

    The Company executed a long-term development agreement with Three-Space Limited, a United Kingdom corporation (TSL), in 1989 (the "1989 Development Agreement") obligating the Company to pay approximately $30,000 per month for specified research and marketing activities. In connection with the Prescient acquisition, the Company terminated the 1989 Development Agreement and entered into a Software Consulting Agreement with substantially the same financial obligation to the Company. Approximately $200,000 in expenses were incurred under the 1989 Development Agreement and the software consulting agreement during 2000. In connection with the sale of the component software division, the Software Consulting Agreement was assigned to Dassault.

    The Company has entered into various licensing agreements, which require the Company to pay royalties on each sale of the licensed software products. Royalty expense under these agreements is included in cost of sales and totaled approximately $369,000 and $265,000 in 2001 and 2000, respectively.

    The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or cash flows.

(8) CONCENTRATIONS OF CREDIT RISK

    The Company is exposed to potential concentrations of credit risk from its accounts receivable with its various customers. The Company's accounts receivable are from both large multinational corporate customers and smaller companies in a variety of industries, with no concentration in a single industry. However, the Company is subject to credit risk due to economic events or circumstances in the various international and domestic markets in which the Company operates. To reduce this risk, the Company evaluates the creditworthiness of its customers prior to the shipment of software or performance of services. During 2000, the Company had one customer that accounted for 13% of its total revenue. The Company did not have any customer that accounted for 10% of its total revenue for the year ended December 31, 2001.

(9) RELATED PARTY TRANSACTION

    In June 2001, the Company acquired software and equipment from an entity, which had a significant investor affiliated with a member of the Company's board of directors, for total consideration of approximately $265,000, including $200,000 cash and 125,000 warrants to purchase the Company's common stock. The warrants, which have an exercise price of $1.00 and expire on June 1, 2004, were valued using the Black-Scholes option pricing model assuming no dividends, risk free interest rate of 4.55%, volatility of 180% and life of 3 years.

(10) RESTRUCTURING COSTS

    During the third quarter of 2001, the Company implemented a restructuring plan to reduce operating expenses and strengthen both its competitive and financial positions by eliminating certain employee positions and reducing office space and related overhead expenses. Overall expense reductions were necessary both to lower existing cost structure and to reallocate resources to pursue future operating strategies in response to declining revenue and other performance measures during 2001. Restructuring charges primarily consisted of $623,000 for severance and termination costs associated with the reduction in force of 21 employees, all of which were paid during 2001. In connection with the restructuring, the Company accrued an additional $400,000 in lease abandonment costs, $245,000 of which was paid during 2001. The remaining $155,000 represents costs due over the next four years, which were not offset by sublease income. Each quarter, the Company expects to save $725,000 in salary and benefits expense, $75,000 in facility related expenses and $150,000 in consulting costs.

(11) SUBSEQUENT EVENTS

    Beginning in December 2001, PCD Investments, LLC, which has acquired approximately 15% of our outstanding common stock since October 2001 and is our largest stockholder, has made various proposals to purchase our outstanding shares of common stock, including a potential hostile tender offer. PCD Investments subsequently announced that it did not plan to commence the tender offer, but that it intended to nominate at the 2002 annual meeting six individuals to serve as members of our board of directors.

                                    PART III

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

    The names of the members of the board of directors and certain information about them are set forth below. Each director was elected to serve until the next annual meeting of the stockholders and his successor is elected and duly qualified, or until his earlier resignation, death or removal.

NAME                                          AGE             POSITION HELD WITH PLANETCAD
----                                        --------   ------------------------------------------
David W. Hushbeck.........................     45      President, Chief Executive Officer and
                                                       Director
Eugene J. Fischer(1)......................     56      Chairman of the Board of Directors
Philip E. Barak(1)(2).....................     50      Director
James A. Fanella..........................     44      Director
H. Robert Gill(1)(2)......................     65      Director

------------------------

(1) Member of the Compensation Committee

(2) Member of the Audit Committee

    There are no family relationships among any of the directors, executive officers, or persons nominated or chosen by us to become our directors or executive officers.

    DAVID W. HUSHBECK has served as our President and Chief Executive Officer since January 2002 and as a director since February 2002. From May 2001 until December 2001, Mr. Hushbeck served as Vice President and General Manager of our supply chain solutions business unit. From June 2000 to April 2001, Mr. Hushbeck served as Chief Operating Officer of Castalink.com, a supply chain solution software provider originally responsible for creating the technology that we acquired in June 2001. Before joining Castalink, Mr. Hushbeck served in various positions at Hewlett Packard over a period of 11 years, including as Worldwide Supply Chain Manager for Hewlett Packard's Imaging and Printing Systems unit. Mr. Hushbeck holds a B.S. in Industrial Engineering from California State Polytechnic University.

    EUGENE J. FISCHER has served as a director since March 2000. Mr. Fischer co-founded Capstone Management LLC, a venture capital firm, in July 1996, and is an executive officer in Capstone's affiliated entities. His investment experience includes Internet, software, health care service and other technology-enabled service companies. Mr. Fischer began his venture capital career in October 1983 with Technology Funding and opened Pathfinder Ventures Inc.'s West Coast office in 1988. Prior to 1983 he was the head of Bank of America's Sunnyvale Corporate Banking Group, managing a $250 million loan portfolio with clients ranging from venture-backed start-ups to Apple Computer, as well as several venture capital funds. Mr. Fischer holds a B.S. from the University of Minnesota and an M.S. from the University of California, Davis.

    PHILIP E. BARAK has served as a director since October 1994. Mr. Barak joined Nazem & Company in July 1983 as Chief Financial Officer. Mr. Barak has served as a director of various public and privately held companies. Mr. Barak holds a B.S. in Accounting from Rider University and is a Certified Public Accountant.

    JAMES A. FANELLA has served as a director since October 2001. Mr. Fanella is currently Senior Vice President, Enterprise Solutions at Yahoo!, a position he has held since August 2001. From September 2000 until July 2001, Mr. Fanella served as a group president and general manager of global services at CommerceOne. From November 1999 until September 2000, he served as a group president at AppNet, Inc., which was acquired by CommerceOne. Prior to his experience at AppNet, Mr. Fanella was a managing principal at the Unisys Corporation.

    H. ROBERT GILL has served as a director since December 1996. Mr. Gill is currently serving a second term as President of the Topaz Group, a provider of board consulting services, a position he has held since August 2001. Between May 1997 and July 2001, Mr. Gill was President, Chairman of the board of directors and Chief Executive Officer of MobileForce Technologies, Inc., a company which provides systems for managing vehicle fleets. Between April 1996 and May 1997, Mr. Gill served as President of the Topaz Group. Before joining the Topaz Group, Mr. Gill served as Senior Vice President and President, Enhanced Products Group of Frontier Corporation following its merger with ALC Communications Corporation in December 1995. From January 1989 until December 1995, Mr. Gill served as President and Chief Executive Officer of ConferTech International. Mr. Gill is currently a director of QualMark Corporation (Nasdaq
SmallCap: QMRK) and Universal Access Global Holdings, Inc. (Nasdaq: UAXS).
Mr. Gill holds a B.E.E. from Indiana Institute of Technology, an M.S.E.E. from Purdue University and an M.B.A. from Pepperdine University.

    The executive officers of PlanetCAD are as follows:

NAME                                          AGE             POSITION HELD WITH PLANETCAD
----                                        --------   ------------------------------------------
David W. Hushbeck(1)......................     45      President and Chief Executive Officer
Joy M. Godesiabois........................     46      Chief Financial Officer, Vice President
                                                       and Secretary

------------------------

(1) The biography of Mr. Hushbeck is set forth above.

    JOY M. GODESIABOIS has served as our Chief Financial Officer, Vice President and Secretary since May 2001. From November 1999 to April 2001, Ms. Godesiabois served as Chief Financial Officer of Vroom Technologies, Inc., a Denver, Colorado-based provider of sales and marketing effectiveness solutions for the telecommunications industry. In May 2001, subsequent to Ms. Godesiabois' departure, Vroom Technologies filed a petition for Chapter 11 bankruptcy in the United States Bankruptcy Court for the District of Colorado (In re: Vroom Technologies, Inc. Case No. 01-16685 ABC Chapter 7). From September 1997 to July 1999, Ms. Godesiabois served as Chief Financial Officer of Rodeer
Systems, Inc., a provider of outsourced medical transcription services to hospitals and other healthcare providers. From March 1990 to August 1997, Ms. Godesiabois served in various financial related positions with Intergraph Corporation, a worldwide provider of technical solutions, systems integration, and services to various industries. Ms. Godesiabois holds a B.S. in Business Administration from Colorado State University and a Masters in Business Administration from Southern Methodist University.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and holders of greater than ten percent of our common stock are required by regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file.

    To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2001, all of our executive officers, directors and holders of greater than 10% of our common stock complied with the applicable filing requirements of Section 16(a), except that Mr. Chuck Bay, a former non-employee director, failed to file a Form 5.

ITEM 10.  EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth, for the fiscal years indicated, certain compensation awarded or paid to, or earned by, the person who served as our Chief Executive Officer during the fiscal year 2001, our only other executive officer as of December 31, 2001, and one former executive officer who would have been disclosed had he been an executive officer at the end of the fiscal year 2001.

                                                                              LONG-TERM
                                                                            COMPENSATION
                                                                               AWARDS
                                                  ANNUAL COMPENSATION(1)     SECURITIES
                                                  -----------------------    UNDERLYING        ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR     SALARY($)      BONUS($)   OPTIONS(#)(2)   COMPENSATION($)
---------------------------            --------   ---------      --------   -------------   ---------------
Jim Bracking(3) .....................    2001     $225,000       $   476            --          $    300(10)
  President, Chief Executive Officer     2000        9,375(4)         --       400,000                --
  and Secretary                          1999           --            --            --                --

Joy M. Godesiabois(5) ...............    2001      103,077(6)         --       125,000                --
  Chief Financial Officer, Vice          2000           --            --            --                --
  President and Secretary                1999           --            --            --                --

Richard M. Sowar(7) .................    2001      192,226(8)         --        50,000           200,600(9)
  Vice President, Engineering and        2000      178,187        62,500            --               535(10)
  Chief Technology Officer               1999      150,000        13,125            --               240(10)

------------------------

 (1) Columns of this table related to compensation in connection with restricted stock and long-term incentive plans have been deliberately omitted because we have not made any grants with respect to such plans.

 (2) Options are stock options granted under our equity incentive plans.

 (3) Mr. Bracking's employment as our President and Chief Executive Officer terminated effective January 2002.

 (4) Amount paid was based on an annual salary of $225,000.

 (5) Ms. Godesiabois was appointed Chief Financial Officer, Vice President and Secretary in May 2001.

 (6) Amount paid was based on an annual salary of $160,000.

 (7) Mr. Sowar's employment as our Vice President, Engineering and Chief Technology Officer terminated effective October 1, 2001.

 (8) Amount paid was based on an annual salary of $200,000 and includes the value of accrued and unused vacation time ($11,538) and a loan payable to us in the amount of $34,688 that PlanetCAD forgave under the terms of a separation and release agreement entered into with Mr. Sowar in October 2001.

 (9) Includes a $200,000 severance payment and a $600 matching payment made by us to his account under our 401(k) plan.

(10) Represents matching payments made by us to the individual's account under our 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 2001 to each of the executive officers named in the summary compensation table.

                               NUMBER OF     PERCENT OF
                                SHARES      TOTAL OPTIONS
                              UNDERLYING     GRANTED TO
                                OPTIONS     EMPLOYEES IN    EXERCISE PRICE    EXPIRATION
NAME                            GRANTED      2001(%)(1)      ($/SHARE)(2)        DATE
----                          -----------   -------------   --------------   -------------
Jim Bracking................           --         --               --                   --
Joy M. Godesiabois..........      125,000(3)      9.2%           0.61            May 2011
Richard M. Sowar............       50,000(4)      3.7%           0.59          April 2011

------------------------

(1) Based on 1,357,511 options granted in fiscal year 2001.

(2) The exercise price per share of options granted was equal to the fair market value of the common stock on the date of grant.

(3) Under the terms of the original grant to Ms. Godesiabois, 31,250 of the shares underlying her option will become exercisable in May 2002. The remaining shares will vest and become exercisable at the rate of 1/48th of the total grant per month for the three years following May 2002.
    Ms. Godesiabois' change in control agreement contains additional terms related to the exercisability of her option. Her change in control agreement is described below under the heading "Employment Contracts and Termination of Employment Agreements."

(4) Under the terms of the original grant to Mr. Sowar, 12,500 of the shares underlying his option would have become exercisable in April 2002. The remaining shares would have vested and become exercisable in equal installments at the end of each calendar quarter for the three years following April 2002. Ms. Sowar's separation and release agreement contains additional terms related to the exercisability of his option. His separation and release agreement is summarized below under the heading "Employment Contracts and Termination of Employment Agreements."

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

    The following table sets forth information with respect to (i) the exercise of stock options by the executive officers named in the summary compensation table above during the fiscal year ended December 31, 2001, (ii) the number of securities underlying unexercised options held by such named executive officers as of December 31, 2001, and (iii) the value of unexercised in-the-money options (that is, options for which the fair market value of the common stock at December 31, 2001 exceeded the exercise price) as of December 31, 2001.

                                                                NUMBER OF SECURITIES
                                                               UNDERLYING UNEXERCISED
                                                                  OPTIONS AT FISCAL
                                      SHARES                       YEAR-END(1)(2)
                                    ACQUIRED ON    VALUE     ---------------------------
NAME                                 EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE
----                                -----------   --------   -----------   -------------
Jim Bracking......................       --          --        100,000        300,000
Joy M. Godesiabois................       --          --             --        125,000
Richard M. Sowar..................       --          --        230,833             --

------------------------

(1) None of the named executive officers held unexercised in-the-money options at fiscal year end, whether exercisable or unexercisable, based on the $0.18 price of our common stock as reported on the American Stock Exchange as of December 31, 2001, the last trading day of fiscal year 2001.

(2) For purposes of this table, valuation is based on vested options for each named executive officer. Certain options granted to such individuals include early exercise provisions, the value of which is not included in this table.

COMPENSATION OF DIRECTORS

    Each of our directors is entitled to be reimbursed for reasonable out-of-pocket expenses incurred in connection with attendance at each meeting of the board. Additionally, each of our non-employee directors receives $1,000 compensation for each regular or special meeting of the board at which he is in attendance and $500 compensation for each committee meeting of the board at which he is in attendance. In months requiring multiple board meetings, directors have accepted a $1,000 monthly stipend covering all board meetings during a month in lieu of the $1,000 fee per meeting.

    Each of our non-employee directors also receives stock option grants pursuant to the 1996 Non-Employee Directors' Stock Option Plan. Only directors who are not otherwise our employees or affiliates are eligible to receive such options. Each non-employee director is automatically granted a non-discretionary option to purchase 15,000 shares of our common stock on the date such non-employee director is elected to the board. Additionally, on the date of each annual meeting of our stockholders subsequent to election, each non-employee director who has been a non-employee director continuously for the preceding year is automatically granted an option to purchase 7,500 shares of our common stock. Each other non-employee director is automatically granted an option to purchase a number of shares of our common stock equal to 7,500 multiplied by a fraction, the numerator of which is the number of days served as a non-employee director and the denominator of which is 365. The exercise price of options granted to non-employee directors is the fair market value of the common stock on the date of grant. Options granted pursuant to the plan vest in four equal annual installments beginning one year from the date of grant and are immediately exercisable, subject to repurchase by us prior to the vesting of such shares upon the optionee's cessation of service with us.

    We entered into arrangement with James A. Fanella, one of our non-employee directors, upon his election to the board of directors. Under the arrangement, we granted to Mr. Fanella an option to purchase 40,000 shares of our common stock in addition to the non-discretionary option grant to purchase 15,000 shares of our common stock. The additional option to purchase 40,000 shares of our common stock vests in full in October 2008. However, the vesting of the additional option may be accelerated based on the achievement of certain performance goals.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AGREEMENTS

    We entered into a separation and release agreement with Mr. Sowar that was made effective as of October 1, 2001. Under the terms of the agreement, we paid Mr. Sowar for all accrued and unused vacation through October 1, 2001 and a lump sum payment of $200,000. In addition, we agreed to pay the premium cost of continuing Mr. Sowar's medical, vision and dental benefits through September 30, 2002, or until Mr. Sowar becomes eligible for coverage under another plan. As part of the agreement, we amended the terms of Mr. Sowar's stock option grants to provide that all of Mr. Sowar's options would become fully exercisable on October 8, 2001 and remain exercisable until October 1, 2006. We also forgave the principal and interest on a loan payable to us in the amount of $34,688. The lump sum payment, continuation of insurance benefits, option provisions and forgiveness of the loan were all conditioned on Mr. Sowar not exercising has right to revoke the agreement. Mr. Sowar agreed to provide consulting services to us for a period of six months and not to compete with us during that time. Finally, we entered into with Mr. Sowar a mutual release and waiver of any current or future claims that one of us may have against the other.

    We entered into change in control agreements with Mr. Hushbeck and Ms. Godesiabois effective November 2001. The agreements expire by their terms in November 2002, unless our board of directors exercises its right to extend the terms for an additional year. The agreements provide that if

Mr. Hushbeck and Ms. Godesiabois' employment is continued during the one-year period after a change in control or threatened change in control, their employment must be continued on terms that are at least as favorable as the terms of their employment prior to the change in control or threatened change in control. If their employment is not continued for the entire one-year period following a change in control or threatened change in control, Mr. Hushbeck and Ms. Godesiabois could become entitled to receive as severance payment all accrued and unused vacation time, continuation of their medical, vision and dental benefits for a period of six months, or until they become eligible for coverage under another plan, lump-sum payments equal to four months of their respective salary rate in effect at that time, accelerated vesting of their then outstanding options and an extension to 30 months of the period during which they can exercise certain of their options. Mr. Hushbeck and Ms. Godesiabois only become entitled to receive the severance if their employment is terminated without cause or if they resign for good reason. In exchange for the foregoing accommodations, Mr. Hushbeck and Ms. Godesiabois agreed not to compete with us or otherwise interfere with our business for a period of one year following the termination of their employment with us for any reason.

    We also entered into a change in control agreement with Mr. Bracking effective November 2001. Mr. Bracking's change in control agreement was superseded by a separation and release agreement that we entered into with Mr. Bracking when his employment with us terminated in January 2002.
Mr. Bracking's change in control agreement provided that if Mr. Bracking's employment was continued during the one-year period after a change in control or threatened change in control, his employment would be continued on terms that were at least as favorable as the terms of his employment prior to the change in control or threatened change in control. His agreement further provided that if his employment was not continued for the entire one-year period following a change in control or threatened change in control, Mr. Bracking could become entitled to receive as severance payment all accrued and unused vacation time, continuation of his medical, vision and dental benefits for a period of twelve months, or until he became eligible for coverage under another plan, lump-sum payments equal to six months of his respective salary rate in effect at that time, accelerated vesting of his then outstanding options and an extension to 36 months of the period during which he could exercise certain of his options.
Mr. Bracking only was entitled to receive the severance if his employment was terminated without cause or if he resigned for good reason. In exchange for the foregoing accommodations, Mr. Bracking agreed not to compete with us or otherwise interfere with our business for a period of one year following the termination of his employment with us for any reason.

    We entered into a separation and release agreement with Mr. Bracking that was made effective as of January 25, 2002. Under the terms of the agreement, we paid Mr. Bracking for all accrued and unused vacation through January 25, 2002 and severance payments totaling $65,625. We paid one-half of the total severance amount in a lump-sum payment and the other half in seven semimonthly installments. In addition, we agreed to pay the premium cost of continuing
Mr. Bracking's medical, vision and dental benefits through July 31, 2002. As part of the agreement, we agreed that his option under his incentive option agreement dated December 14, 2000 would remain exercisable until January 25, 2003. Mr. Bracking agreed not to compete with us for a period of six months from the effective date of the agreement. Finally, we entered into with Mr. Bracking a mutual release and waiver of any current or future claims that one of us may have against the other.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

    The following table sets forth certain information regarding the ownership of our common stock as of July 31, 2002 by (i) each director, (ii) each of the executive officers named in the summary compensation table, (iii) all of such named executive officers and directors as a group, and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

                                                                     BENEFICIAL OWNERSHIP(1)
NAME AND ADDRESS OF                                           --------------------------------------
BENEFICIAL OWNER                                              NUMBER OF SHARES   PERCENT OF TOTAL(2)
-------------------                                           ----------------   -------------------
PCD Investments, LLC(3) ....................................     1,863,809              12.54%
  1871 Folsom Street, Suite 106
  Boulder, CO 80302
Dassault Systemes Corp.(4) .................................     1,353,369               8.89%
  9 Quai Marcel Dassault
  BP 310
  2150 Suresnes Cedex, France
New York Life Insurance Company(5) .........................       918,871               6.18%
  51 Madison Avenue, Room 206
  New York, New York 10010
Eugene J. Fischer(6) .......................................     1,511,961               9.78%
  3000 Sand Hill Road
  Building 1, Suite 290
  Menlo Park, CA 94025
Capstone Ventures SBIC, L.P.(7) ............................     1,484,426               9.73%
  3000 Sand Hill Road
  Building 1, Suite 290
  Menlo Park, CA 94025
The Roser Partnership III, SBIC, L.P.(8) ...................     1,196,726               7.91%
  1105 Spruce Street
  Boulder, CO 80302
Richard M. Sowar(9).........................................       451,968               2.98%
Jim Bracking(10)............................................       125,000                  *
Philip E. Barak(11).........................................        66,059                  *
H. Robert Gill(12)..........................................        48,000                  *
Joy M. Godesiabois(13)......................................        41,667                  *
James A. Fanella(14)........................................        15,000                  *
David W. Hushbeck(15).......................................        31,250                  *
All executive officers and directors as a group (eight
  persons)(16)..............................................     2,290,905              14.24%

------------------------

*   Less than one percent.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options and warrants currently exercisable within 60 days of July 31, 2002, are deemed outstanding for purposes of computing the percentage of the person or entity holding such securities but are not deemed outstanding for purposes of computing the percentage of any other person or entity. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

 (2) Percentage of ownership is based on 14,867,784 shares of common stock outstanding as of July 31, 2002, which includes 2,404,926 shares of common stock to be issued on the conversion of PlanetCAD's Series B Convertible Preferred Stock.

 (3) PCD Investments, LLC, Eric A. Weissmann and Gary M. Jacobs have together filed a Schedule 13D pursuant to which they report sole or shared voting and investment power over an aggregate of 1,863,809 shares owned as of July 17, 2002.

 (4) Includes 348,538 shares underlying convertible preferred stock and 173,913 shares of common stock issuable upon exercise of outstanding warrants. Dassault Systemes Corp. shares voting and dispositive power with Dassault Systemes of America Corp. and Dassault Systemes S.A.

 (5) New York Life Insurance Company has sole voting and dispositive power with respect to its PlanetCAD common stock.

 (6) Includes 27,535 shares subject to stock options that are exercisable within 60 days of July 31, 2002, 786,856 shares held of record by Capstone Ventures SBIC, L.P. (including 609,944 shares underlying convertible preferred stock) and 392,598 shares of common stock issuable upon exercise of outstanding warrants held by Capstone. Mr. Fischer is the president of the general partner of Capstone. Mr. Fischer shares voting and dispositive power with respect to the shares held by Capstone with Barbara L. Santry.

 (7) Includes 609,944 shares underlying convertible preferred stock and 392,598 shares of common stock issuable upon exercise of outstanding warrants.

 (8) Includes 522,812 shares underlying convertible preferred stock and 260,870 shares of common stock issuable upon exercise of outstanding warrants. James L.D. Roser and Christopher W. Roser share voting and dispositive power with respect to the shares held by the Roser Partnership III, SBLC, L.P.

 (9) Includes 230,833 shares subject to stock options that are exercisable within 60 days of July 31, 2002 and 33,332 shares of common stock held in custodian accounts for the benefit of his children. Mr. Sowar disclaims beneficial ownership of the 33,332 shares of common stock held in custodian accounts for the benefit of his children.

(10) Includes 125,000 shares subject to stock options that are exercisable within 60 days of July 31, 2002.

(11) Includes 52,500 shares subject to stock options that are exercisable within 60 days of July 31, 2002.

(12) Includes 48,000 shares subject to stock options that are exercisable within 60 days of July 31, 2002.

(13) Includes 41,667 shares subject to stock options that are exercisable within 60 days of July 31, 2002.

(14) Includes 15,000 shares subject to stock options that are exercisable within 60 days of July 31, 2002.

(15) Includes 31,250 shares subject to stock options that are exercisable with 60 days of July 31, 2002.

(16) Includes 609,944 shares underlying convertible preferred stock and an aggregate of 964,383 shares subject to warrants and stock options that are exercisable within 60 days of July 31, 2002.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The following is a brief description of the transactions entered into during the last two years between us and the related parties identified below.

COMPENSATION OF OUR NEW PRESIDENT AND CEO

    Mr. Hushbeck was appointed as our President and Chief Executive Officer in January 2002 and has served as a director since February 2002. For the fiscal year 2002, we have agreed to pay Mr. Hushbeck a salary of $200,000. In February 2002, we granted Mr. Hushbeck an option to purchase 175,000 shares of our common stock at $0.19 per share. Subject to the terms of his change in control agreement described above, the option granted in 2002 will vest and become exercisable as to 25% of the underlying shares of common stock in February 2003. The remaining shares will vest and become exercisable in equal installments at the end of each calendar quarter for the three years following February 2003.

ISSUANCE OF WARRANTS TO 5% STOCKHOLDER AND DIRECTOR'S AFFILIATE

    Under the terms of an asset purchase agreement dated June 1, 2001, we purchased certain supply chain solution software and related assets from Capstone Ventures and AI Research Corporation. As consideration for the purchased assets, we paid Capstone Ventures and AI Research Corporation a total of $200,000 and issued them warrants to purchase up to 125,000 shares of our common stock for $1.00 per share. Of that consideration, we issued warrants to purchase 88,250 shares of common stock to Capstone Ventures and paid them $76,130. Capstone Ventures holds shares of our common stock equal to more than 5% of our total outstanding common stock, and Mr. Fischer, our chairman of the board, is the president of the general partner of Capstone Ventures. The warrants expire on June 1, 2004. Capstone Ventures and AI Research acquired the assets on March 12, 2001 when they foreclosed on secured promissory notes issued by Castalink that were in default. In total, Capstone Ventures invested more than $2,000,000 in Castalink through various debt and equity financings.

COMPONENT SOFTWARE DIVISION DISPOSITION

    On November 14, 2000, we sold our component software division to a subsidiary of Dassault Systemes Corp., which owns more than 5% of our common stock, for approximately $24.5 million. The sale was effected pursuant to a purchase agreement dated July 4, 2000, as amended September 2, 2000, among us, Spatial Components, LLC, and Dassault, pursuant to which we formed Spatial Components as a wholly owned subsidiary and capitalized it with all of the assets and certain of the liabilities of our component software division. At the closing of the sale, we transferred all of the membership interests in Spatial Components to Spatial Corp., a wholly owned subsidiary of Dassault and the assignee of Dassault under the purchase agreement. Upon the completion of the transfer, Dassault, through its wholly owned subsidiary Spatial Corp., became the sole owner of Spatial Components and, therefore, the component software division.

INTELLECTUAL PROPERTY AGREEMENTS ENTERED INTO WITH DASSAULT

    As part of the sale of our component software division, we obtained licenses from Dassault for the right to use certain Dassault software and other intellectual property, and, in exchange, we licensed to Dassault the right to use software that we did not sell to Dassault. In order to define our relationship with Dassault, we entered into the intellectual property agreements described below. Each of the following intellectual property agreements represents a direct relationship, or indirect relationship through a wholly owned subsidiary of Dassault, between the parties identified. Under the terms of a settlement agreement with Dassault dated on or about December 19, 2001, all of the following agreements, except the IntraVision license agreement, were terminated. The IntraVision agreement remains in effect under its original terms.

CROSS-LICENSE AGREEMENT

    Under the Cross-License Agreement, Dassault granted us a perpetual, non-exclusive license to use certain computer software programs sold to Dassault with the component software division, including ACIS and IVSDK. In consideration for Dassault's license, we agreed to pay Dassault a royalty equal to a specified percentage of our net revenue resulting from any products or services we sold that utilized or were based on the Dassault software. The royalty was subject to a minimum annual payment. We agreed to pay a separate royalty to Dassault in connection with the distribution of IVSDK and the ACIS Open Viewer Plug-Ins application software.

    We agreed to grant Dassault a perpetual, royalty-free, non-exclusive license to use and modify internally certain of our data translation and data exchange application software, including IGES and STEP Toolkits. Dassault also had the right to distribute the software in run-time or object code format as component products and/or stand-alone software products or in connection with providing application service provider and other enterprise services to Dassault's customers. Dassault agreed to develop CATIA/SAT translator software and grant us a perpetual, royalty-free, non-exclusive license to use and modify the translator software as an underlying application for our Internet services and to distribute run-time versions of the translator software in connection with our Internet services. Each party agreed to provide the other with maintenance in connection with the licensed software.

CO-BRANDING AGREEMENT

    Under the Co-Branding Agreement, we agreed with Dassault to jointly market translation and healing application services, similar to those offered on our Web sites under the product name "3Dshare.com," via one or more Dassault Web sites. We granted Dassault a royalty-free, non-exclusive license to use our Web service infrastructure software for the purpose of providing the Co-Branded Service to its customers. We agreed to host the Co-Branded Service and made the Co-Branded Service accessible from any Dassault Web site that Dassault requested. In consideration of the infrastructure license and performance of our obligations under the Co-Branding Agreement, we were entitled to a percentage of the net revenues derived from the sale of the Co-Branded Service.

SERVER SOFTWARE LICENSE AGREEMENT

    Under the Server Software License Agreement, we granted Dassault a non-transferable, non-exclusive license to certain of our Web site infrastructure applications software. Dassault had the right to use and modify the Server Software internally to provide application services and related Internet services to its customers. In addition, Dassault had the right to distribute the Server Software in connection with those Dassault software products and services into which it had incorporated the Server Software. In consideration for the license of the Server Software, Dassault agreed to pay us a royalty equal to a specified percentage of the net revenue resulting from the sale of any products or services offered by Dassault incorporated or facilitated by the Server Software. Dassault also agreed to pay us an initial license fee for use of the Server Software, which offset a percentage of the royalty payments due from Dassault. In consideration for the license fee and royalty payments, we agreed to provide Dassault with maintenance and support services for the Server Software for four years.

WEB SERVICES AGREEMENT

    Under the Web Services Agreement, Dassault granted us the right to market and distribute, via our 3Dshare.com and PlanetCAD.com Web sites, certain Web services using Dassault's application software. We agreed to assist Dassault in adapting these applications for Internet use by providing a fixed amount of technical support at no charge to Dassault and further support, if necessary, at a discount from our standard consulting rate. We also agreed to develop the Web pages and functions needed to market and distribute the agreed upon Dassault Web services at our own expense. We agreed to spend a minimum percentage of the revenue generated through the distribution of each Web service on advertising programs related to that service for 30 months after the implementation of each service and a minimum amount on advertising in the first year of each service. As consideration for marketing and distributing the Web services, we received a percentage of net revenues generated by sales of the Web services on our Web sites.

JOINT SOFTWARE LICENSE AGREEMENT

    Under the Joint Software License Agreement, we granted Dassault a perpetual, royalty-free license to use, modify and distribute certain translator and healing software jointly developed by us and certain third parties and to use and distribute certain software licensed to us by certain third parties. The license was exclusive to Dassault for use of the jointly developed software as component products and non-exclusive for all other purposes. We agreed to provide Dassault with maintenance and support services for the Joint Software for five years from the date of the agreement at no cost to Dassault.

MASTER SOFTWARE RESELLER AGREEMENT

    Under the Master Software Reseller Agreement, we granted Dassault a non-exclusive, non-transferable license to market, promote, reproduce for distribution, distribute and sublicense certain software products and to use a reasonable number of copies of those products for demonstration and training purposes only. We also agreed to provide Dassault with reasonable quantities of standard product marketing materials and product related training.

INTRAVISION LICENSE AGREEMENT

    Under the IntraVision License Agreement, Dassault granted us a worldwide, exclusive license to use, maintain, support, access and reproduce the IntraVision source code for the purposes of developing and offering to our customers end-user products. The license does not permit us to create software that is similar to or that competes with the IVSDK. In consideration of the exclusive IntraVision distribution and source code development licenses granted by Dassault, we agreed to pay to Dassault certain royalties relating to the net revenue recognized by us as a result of the licenses.

ISSUANCE OF SHARES TO DASSAULT

    On November 14, 2000, we issued 555,556 shares of common stock to Dassault for a purchase price of $2 million, or approximately $3.60 per share, pursuant to the terms of a share purchase agreement, dated as of November 14, 2000, by and between us and Dassault.

ITEM 13. EXHIBITS, LIST AND REPORTS ON FORM 8-K

(a) EXHIBITS

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
     3(i).1*            Restated Certificate of Incorporation

     3(i).2*            Certificate of Amendment to Restated Certificate of
                        Incorporation

     3(i).3**           Certificate of Designation, Preferences and Rights of
                        Series A Junior Participating Preferred Stock

    3(ii)*              Bylaws of the Registrant, as amended

        4.1             Reference is made to Exhibits 3(i).1, 3(i).2, 3(i).3 and
                        3(ii)

       10.1***^ Form of Indemnification Agreement entered into between the Registrant and its directors and officers, with related schedule

       10.2***          Investment Agreement dated August 12, 1986

       10.3***          Investors' Rights Agreement dated February 4, 1993

       10.4***^         1996 Amended and Restated 1987 Stock Option Plan of the
                        Registrant, including form of Incentive Stock Option and Nonstatutory Stock Option thereunder

       10.5***^         1996 Equity Incentive Plan of the Registrant, including form of Incentive Stock Option and Nonstatutory Stock Option
                        thereunder

       10.6***^         1996 Non-Employee Directors' Stock Option Plan of the
                        Registrant, including form of Nonstatutory Stock Option thereunder

       10.7***^ Employee Stock Purchase Plan of the Registrant and related offering document

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       10.8***          Lease Agreement between the Registrant and Flatirons
                        Cottonwood, Inc. (formerly Cottonwood Development Partners)
                        dated June 29, 1990, as amended

       10.9***          Warrant to Purchase 33,333 shares of Next Preferred Stock
                        issued by the Registrant to New York Life Insurance Company dated November 1, 1994

       10.10*** Warrant to Purchase 66,667 shares of Next Preferred Stock issued by the Registrant to Nazem & Company II, L.P. dated
                        November 1, 1994

       10.11*** Warrant to Purchase 66,667 shares of Next Preferred Stock issued by the Registrant to Benefit Capital Management
                        Corporation dated November 1, 1994

       10.12*** Warrant to Purchase 12,500 shares of Next Preferred Stock issued by the Registrant to Benefit Capital Management
                        Corporation dated January 2, 1996

       10.13+           Asset Purchase Agreement among the Registrant, Prescient
                        Technologies, Inc. and Stone and Webster dated June 28, 2000

       10.14++^         2000 Stock Incentive Plan of the Registrant

       10.15+++         Share Purchase Agreement between the Registrant and Dassault
                        Systemes Corp. dated November 14, 2000

       10.16****#       Cross License Agreement between the Registrant and Dassault
                        Systemes S.A. dated November 14, 2000

       10.17****#       Co-Branding Agreement between the Registrant and Dassault
                        Systemes S.A. dated November 14, 2000

       10.18****#       Server Software License Agreement between the Registrant and
                        Dassault Systemes S.A. dated November 14, 2000

       10.19****#       Web Services Agreement between the Registrant and Dassault
                        Systemes S.A. dated November 14, 2000

       10.20****#       Joint Software License Agreement between the Registrant and
                        Dassault Systemes S.A. dated November 14, 2000

       10.21****#       Master Software Reseller Agreement between the Registrant
                        and Dassault Systemes S.A. dated November 14, 2000

       10.22****        IntraVision License Agreement between the Registrant and
                        Spatial Components, LLC dated November 14, 2000

       10.23****#       Catia V5 Galaxy Program Solution Provider Agreement between the Registrant and Dassault Systemes S.A. dated
                        November 14, 2000

       10.24++          Purchase Agreement among the Registrant, Dassault Systemes
                        Corp. and Spatial Components, LLC dated July 4, 2000

       10.25++          Amendment No. 1 to Purchase Agreement among the Registrant,
                        Dassault Systemes Corp. and Spatial Components, LLC dated
                        September 2, 2000

       10.26++++        Lease Agreement between Flatirons North, LLC and the
                        Registrant dated June 9, 2000

       10.27++++        Agreement of Lease between OTR and the Registrant dated
                        July 28, 2000

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
       10.28++++^       Separation and Release Agreement between the Registrant and
                        R. Bruce Morgan dated December 28, 2000

       10.29~           Asset Purchase Agreement among the Registrant, Capstone
                        Ventures SBIC, L.P. and AI Research Corporation dated
                        June 1, 2001

       10.30~~~^        Separation and Release Agreement between the Registrant and
                        Richard M. Sowar effective as of October 1, 2001

       10.31~~^         Change in Control Agreement between the Registrant and
                        David W. Hushbeck dated November 2001

       10.32~~^         Change in Control Agreement between the Registrant and
                        Joy M. Godesiabois dated November 2001

       10.33~~^#        Change in Control Agreement between the Registrant and Jim
                        Bracking dated November 2001

       10.34~~~^        Separation and Release Agreement between the Registrant and
                        Jim Bracking effective as of January 25, 2002

       10.35**          Rights Agreement between the Registrant and Wells Fargo Bank
                        Minnesota, N.A., as Rights Agent, dated as of March 11,
                        2002

       21.1++++         List of Subsidiaries of the Registrant

       23.1             Consent of KPMG LLP

------------------------

*     Incorporated by reference to the Registrant's Registration
      Statement on Form SB-2, File No. 333-50426, filed
      November 21, 2000.

**    Incorporated by reference to the Registrant's Registration
      Statement on Form 8-A filed on March 11, 2002.

***   Incorporated by reference to the Registrant's Registration
      Statement on Form SB-2, File No. 333-05416-D, filed on
      August 12, 1996.

****  Incorporated by reference to the Registrant's Amended
      Current Report on Form 8-K/A dated November 16, 2001.

+ Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 18, 2000.

++    Incorporated by reference to the Registrant's Definitive
      Proxy Statement on Schedule 14A dated October 17, 2000.

+++ Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 21, 2000.

++++ Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on April 2, 2001.

~     Incorporated by reference to the Registrant's Quarterly
      Report on Form 10-QSB filed on August 14, 2001.

~~ Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on April 1, 2002.

~~~   Filed as exhibits to Amendment No. 2 of this Form 10-KSB on
      July 17, 2002.

#     Denotes terminated agreement.

^ Denotes management contract or compensatory plan or arrangement.

(b) REPORTS ON FORM 8-K

    On November 16, 2001, we filed an amended current report on Form 8-K/A disclosing the full, unredacted text of certain agreements previously filed with redacted text in connection with a request for confidential treatment.

    On December 6, 2001, we filed a current report on Form 8-K regarding an unsolicited offer by PCD Investments, LLC to purchase all of our outstanding shares of common stock.

    On January 24, 2002, we filed a current report on Form 8-K regarding the resignation of our former President, Chief Executive Officer and Director, Jim Bracking, and the appointment of our new President and Chief Executive Officer, David Hushbeck.

    On March 11, 2002, we filed a current report on Form 8-K regarding the adoption of our stockholder rights plan.

                                   SIGNATURES

    In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: August 21, 2002                       PLANETCAD INC.

                                            By:                /s/ DAVID HUSHBECK
                                                   -----------------------------------------
                                            Name:  David Hushbeck
                                            Title: DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE
                                                   OFFICER

    In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Date: August 21, 2002                       By:                /s/ DAVID HUSHBECK
                                                   -----------------------------------------
                                            Name:  David Hushbeck
                                            Title: DIRECTOR, PRESIDENT AND CHIEF EXECUTIVE
                                                   OFFICER
                                                   (PRINCIPAL EXECUTIVE OFFICER)

Date: August 21, 2002                       By:               /s/ JOY GODESIABOIS
                                                   -----------------------------------------
                                            Name:  Joy Godesiabois
                                            Title: CHIEF FINANCIAL OFFICER
                                                   (PRINCIPAL FINANCIAL AND ACCOUNTING
                                                   OFFICER)

Date: August 21, 2002                       By:              /s/ EUGENE J. FISCHER
                                                   -----------------------------------------
                                            Name:  Eugene J. Fischer
                                            Title: CHAIRMAN OF THE BOARD OF DIRECTORS

Date: August 21, 2002                       By:                /s/ H. ROBERT GILL
                                                   -----------------------------------------
                                            Name:  H. Robert Gill
                                            Title: DIRECTOR

Date: August 16, 2002                       By:               /s/ PHILIP E. BARAK
                                                   -----------------------------------------
                                            Name:  Philip E. Barak
                                            Title: DIRECTOR

Date: August 21, 2002                       By:               /s/ JAMES A. FANELLA
                                                   -----------------------------------------
                                            Name:  James A. Fanella
                                            Title: DIRECTOR

                                 EXHIBIT INDEX

EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
     3(i).1*            Restated Certificate of Incorporation

     3(i).2*            Certificate of Amendment to Restated Certificate of
                        Incorporation

     3(i).3**           Certificate of Designation, Preferences and Rights of
                        Series A Junior Participating Preferred Stock

    3(ii)*              Bylaws of the Registrant, as amended

        4.1             Reference is made to Exhibits 3(i).1, 3(i).2, 3(i).3 and
                        3(ii)

       10.1***^ Form of Indemnification Agreement entered into between the Registrant and its directors and officers, with related schedule

       10.2***          Investment Agreement dated August 12, 1986

       10.3***          Investors' Rights Agreement dated February 4, 1993

       10.4***^         1996 Amended and Restated 1987 Stock Option Plan of the
                        Registrant, including form of Incentive Stock Option and Nonstatutory Stock Option thereunder

       10.5***^         1996 Equity Incentive Plan of the Registrant, including form of Incentive Stock Option and Nonstatutory Stock Option
                        thereunder

       10.6***^         1996 Non-Employee Directors' Stock Option Plan of the
                        Registrant, including form of Nonstatutory Stock Option thereunder

       10.7***^ Employee Stock Purchase Plan of the Registrant and related offering document

       10.8***          Lease Agreement between the Registrant and Flatirons
                        Cottonwood, Inc. (formerly Cottonwood Development Partners)
                        dated June 29, 1990, as amended

       10.9***          Warrant to Purchase 33,333 shares of Next Preferred Stock
                        issued by the Registrant to New York Life Insurance Company dated November 1, 1994

       10.10*** Warrant to Purchase 66,667 shares of Next Preferred Stock issued by the Registrant to Nazem & Company II, L.P. dated
                        November 1, 1994

       10.11*** Warrant to Purchase 66,667 shares of Next Preferred Stock issued by the Registrant to Benefit Capital Management
                        Corporation dated November 1, 1994

       10.12*** Warrant to Purchase 12,500 shares of Next Preferred Stock issued by the Registrant to Benefit Capital Management
                        Corporation dated January 2, 1996

       10.13+           Asset Purchase Agreement among the Registrant, Prescient
                        Technologies, Inc. and Stone and Webster dated June 28,
                        2000

       10.14++^         2000 Stock Incentive Plan of the Registrant

       10.15+++         Share Purchase Agreement between the Registrant and Dassault
                        Systemes Corp. dated November 14, 2000

       10.16****#       Cross License Agreement between the Registrant and Dassault
                        Systemes S.A. dated November 14, 2000

       10.17****#       Co-Branding Agreement between the Registrant and Dassault
                        Systemes S.A. dated November 14, 2000

       10.18****#       Server Software License Agreement between the Registrant and
                        Dassault Systemes S.A. dated November 14, 2000

EXHIBIT NUMBER                                  DESCRIPTION
--------------          ------------------------------------------------------------
       10.19****#       Web Services Agreement between the Registrant and Dassault
                        Systemes S.A. dated November 14, 2000

       10.20****#       Joint Software License Agreement between the Registrant and
                        Dassault Systemes S.A. dated November 14, 2000

       10.21****#       Master Software Reseller Agreement between the Registrant
                        and Dassault Systemes S.A. dated November 14, 2000

       10.22****        IntraVision License Agreement between the Registrant and
                        Spatial Components, LLC dated November 14, 2000

       10.23****#       Catia V5 Galaxy Program Solution Provider Agreement between the Registrant and Dassault Systemes S.A. dated
                        November 14, 2000

       10.24++          Purchase Agreement among the Registrant, Dassault Systemes
                        Corp. and Spatial Components, LLC dated July 4, 2000

       10.25++          Amendment No. 1 to Purchase Agreement among the Registrant,
                        Dassault Systemes Corp. and Spatial Components, LLC dated
                        September 2, 2000

       10.26++++        Lease Agreement between Flatirons North, LLC and the
                        Registrant dated June 9, 2000

       10.27++++        Agreement of Lease between OTR and the Registrant dated
                        July 28, 2000

       10.28++++^       Separation and Release Agreement between the Registrant and
                        R. Bruce Morgan dated December 28, 2000

       10.29~           Asset Purchase Agreement among the Registrant, Capstone
                        Ventures SBIC, L.P. and AI Research Corporation dated
                        June 1, 2001

       10.30~~~^        Separation and Release Agreement between the Registrant and
                        Richard M. Sowar effective as of October 1, 2001

       10.31~~^         Change in Control Agreement between the Registrant and David
                        W. Hushbeck dated November 2001

       10.32~~^         Change in Control Agreement between the Registrant and Joy
                        M. Godesiabois dated November 2001

       10.33~~^#        Change in Control Agreement between the Registrant and Jim
                        Bracking dated November 2001

       10.34~~~^        Separation and Release Agreement between the Registrant and
                        Jim Bracking effective as of January 25, 2002

       10.35**          Rights Agreement between the Registrant and Wells Fargo Bank
                        Minnesota, N.A., as Rights Agent, dated as of March 11, 2002

       21.1++++         List of Subsidiaries of the Registrant

       23.1             Consent of KPMG LLP

------------------------

*                       Incorporated by reference to the Registrant's Registration
                        Statement on Form SB-2, File No. 333-50426, filed
                        November 21, 2000.

**                      Incorporated by reference to the Registrant's Registration
                        Statement on Form 8-A filed on March 11, 2002.

***                     Incorporated by reference to the Registrant's Registration
                        Statement on Form SB-2, File No. 333-05416-D, filed on
                        August 12, 1996.

****                    Incorporated by reference to the Registrant's Amended
                        Current Report on Form 8-K/A dated November 16, 2001.

+                       Incorporated by reference to the Registrant's Current Report on Form 8-K dated October 18, 2000.

++                      Incorporated by reference to the Registrant's Definitive
                        Proxy Statement on Schedule 14A dated October 17, 2000.

+++                     Incorporated by reference to the Registrant's Current Report on Form 8-K dated November 21, 2000.

++++                    Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on April 2, 2001.

~                       Incorporated by reference to the Registrant's Quarterly
                        Report on Form 10-QSB filed on August 14, 2001.

~~                      Incorporated by reference to the Registrant's Annual Report on Form 10-KSB filed on April 1, 2002.

~~~                     Filed as exhibits to Amendment No. 2 of this Form 10-KSB on
                        July 17, 2002.

#                       Denotes terminated agreement.

^ Denotes management contract or compensatory plan or arrangement.

    WRITTEN STATEMENT OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER
                            PURSUANT TO SECTION 906
           OF THE SARBANES-OXLEY ACT OF 2002 (18 U.S.C. SECTION 1350)

    The undersigned, the Chief Executive Officer and the Chief Financial Officer of PlanetCAD Inc., a Delaware corporation (the "Company"), each hereby certifies that, to his/her knowledge on the date hereof:

    (a) the Form 10-KSB/A3 of the Company for the fiscal year ended
       December 31, 2001 filed on the date hereof with the Securities and Exchange Commission (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

    (b) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

                                                       /s/ DAVID HUSHBECK
                                                       -----------------------------------------------
                                                       David Hushbeck
                                                       Chief Executive Officer
                                                       August 21, 2002

                                                       /s/ JOY GODESIABOIS
                                                       -----------------------------------------------
                                                       Joy Godesiabois
                                                       Chief Financial Officer
                                                       August 21, 2002